UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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/ /	Soliciting Material Pursuant to §240.14a-12

ALAMOSA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2004
AT 10:00 A.M. LOCAL TIME

To our Stockholders:

Notice is hereby given that the 2004 annual meeting of stockholders of ALAMOSA HOLDINGS, INC., a Delaware corporation ("Alamosa"), will be held at The Lubbock Country Club, 3400 Mesa Road, Lubbock, Texas, on June 2, 2004, at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors to serve on our board of directors for a term of three years;

2.	To approve an amendment and restatement of our Amended and Restated Employee Stock Purchase Plan to authorize for issuance an additional 200,000 shares of our common stock;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2004 fiscal year; and

4.	To transact such other business as may properly be brought before the meeting.

Only stockholders of record at the close of business on April 16, 2004, the record date, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination by stockholders of Alamosa, for any purpose germane to the annual meeting, during ordinary business hours beginning 10 days prior to the date of the meeting, at Alamosa's principal executive offices at 5225 S. Loop 289, Lubbock, Texas.

The enclosed proxy is solicited on behalf of the board of directors of Alamosa. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting.

Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no additional postage if mailed in the United States. If you are a stockholder of record, you may also authorize the individuals named on the enclosed proxy to vote your shares by calling a specially designated toll-free telephone number or via the Internet at www.eproxy.com/apcs. Specific instructions for telephone or Internet voting are set forth on the enclosed proxy. These telephone and Internet voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. If you are a holder of record, you may also cast your vote in person at the annual meeting.

By Order of the Board of Directors,
Kendall W. Cowan Chief Financial Officer and Corporate Secretary

April 19, 2004
Lubbock, Texas

ALAMOSA HOLDINGS, INC.
5225 S. LOOP 289
LUBBOCK, TEXAS 79424
(806) 722-1100

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2004

Why did you send me this proxy statement?

The board of directors of Alamosa Holdings, Inc., a Delaware corporation ("Alamosa"), seeks your proxy for use in voting at our 2004 annual meeting of stockholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at The Lubbock Country Club, 3400 Mesa Road, Lubbock, Texas on Wednesday, June 2, 2004, at 10:00 a.m., local time. We will begin mailing this proxy statement, the attached notice of annual meeting and the accompanying proxy on or about April 28, 2004 to all holders of our common stock, par value $0.01 per share, and Series B Convertible Preferred Stock, par value $0.01 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALAMOSA.

What am I voting on?

At the annual meeting, stockholders will act upon:

(1)	The election of three directors to serve on our board of directors for a term of three years;

(2)	Approval of an amendment and restatement of our Amended and Restated Employee Stock Purchase Plan to authorize for issuance an additional 200,000 shares of our common stock; and

(3)	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2004 fiscal year.

Who can vote at the annual meeting?

Only holders of record of our common stock and our Series B Convertible Preferred Stock at the close of business on April 16, 2004, the record date, will receive notice of, and be entitled to vote at, our annual meeting. At the close of business on the record date, 97,073,576 shares of our common stock were outstanding and entitled to vote and 679,435 shares of our Series B Convertible Preferred Stock were outstanding and entitled to vote. The common stock and Series B Convertible Preferred Stock constitute all of the securities of Alamosa entitled to vote at the annual meeting.

What constitutes a quorum?

If holders of a majority of the shares of our common stock and Series B Convertible Preferred Stock, issued and outstanding on the record date and entitled to vote, are present at the meeting together as a single class, either in person or by proxy, we will have a quorum to transact business. Broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum.

What are the voting rights of the holders of Alamosa's common stock and Series B Convertible
Preferred Stock?

In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder's name on each matter to be voted upon at the annual meeting. A holder of Series B Convertible Preferred Stock on the record date will be entitled to cast one vote for each share of Series B Convertible Preferred Stock registered in that holder's name on each matter submitted to a vote of stockholders of Alamosa at the annual meeting.

What vote is required to approve each proposal?

Election of Directors:    Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock and Series B Convertible Preferred Stock, voting together as a single class, voted at our annual meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

Approval of an Amendment and Restatement of our Amended and Restated Employee Stock Purchase Plan:    Approval of the amendment and restatement of our Amended and Restated Employee Stock Purchase Plan, as specified in Proposal No. 2, requires the affirmative vote of at least a majority of the outstanding shares of our common stock and Series B Convertible Preferred Stock, voting together as a single class, present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect on the vote for this proposal.

Ratification of Independent Accountants:    Ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2004, as specified in Proposal No. 3, requires the affirmative vote of at least a majority of the outstanding shares of our common stock and Series B Convertible Preferred Stock, voting together as a single class, present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. If this selection is not ratified by our stockholders, our board of directors may reconsider its selection. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect on the vote for this proposal.

Who conducts the proxy solicitation?

The board of directors of Alamosa is soliciting the proxies, and Alamosa will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telecopy, Internet and personal solicitation by our directors, officers or other regular employees.

How do I vote?

Stockholders of record can choose one of the following three ways to vote:

(1)	By mail: Please complete, sign, date and return the proxy card in the enclosed, pre-paid envelope.

(2)	By telephone: Call the phone number on the enclosed proxy card and follow the instructions.

(3)	Via the Internet: Access http://www.eproxy.com/apcs and follow the instructions.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If you hold our voting securities in "street name," only your broker or bank can vote your shares. If you want to vote in person at our annual meeting and you hold our voting securities in street name, you must obtain a proxy from your broker and bring that proxy to our annual meeting.

How do I vote using the proxy card?

If the enclosed proxy is properly signed and returned, the shares represented by the proxy will be voted at the annual meeting according to the instructions indicated on your proxy. If the proxy does not specify how your shares are to be voted, your shares represented by the proxy will be voted:

(1)	FOR the election of the nominees proposed by the board of directors of Alamosa;

(2)	FOR the approval of an amendment and restatement of our Amended and Restated Employee Stock Purchase Plan to authorize for issuance an additional 200,000 shares of our common stock; and

(3)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the 2004 fiscal year.

Can I change my vote?

You may revoke your proxy by doing any of the following:

(1)	Sending a written notice of revocation to our Corporate Secretary, dated later than the proxy you want to revoke, before the vote is taken at the annual meeting;

(2)	Properly executing a later dated proxy (including a proxy by telephone or via the Internet) before the vote is taken at the annual meeting; or

(3)	Voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

Any written notice of revocation, or later dated proxy, should be delivered to: Alamosa Holdings, Inc., 5225 S. Loop 289, Lubbock, Texas 79424, Attention: Kendall W. Cowan, Corporate Secretary.

About Alamosa and Certain of its Subsidiaries

Alamosa PCS, LLC was initially formed in July 1998 as a Texas limited liability company and reorganized as a Delaware holding company, Alamosa PCS Holdings, Inc., immediately prior to Alamosa PCS Holdings, Inc.'s initial public offering of common stock on February 2, 2000. On December 14, 2000, Alamosa PCS Holdings, Inc. formed a new holding company pursuant to Section 251(g) of the Delaware General Corporation Law (the "Holding Company Formation"). In that transaction, each share of Alamosa PCS Holdings, Inc. was converted into one share of the new holding company, and the former public company, which was renamed Alamosa (Delaware), Inc. (referred to in this proxy statement as "Alamosa (Delaware)"), became a wholly owned subsidiary of the new holding company, which was renamed Alamosa PCS Holdings, Inc. (referred to herein as "Alamosa PCS Holdings"). On February 14, 2001, Alamosa became the new public holding company of Alamosa PCS Holdings and its subsidiaries pursuant to a reorganization transaction in which a wholly owned subsidiary of Alamosa was merged with and into Alamosa PCS Holdings (the "Reorganization"). As a result of the Reorganization, Alamosa PCS Holdings became a wholly owned subsidiary of Alamosa, and each share of Alamosa PCS Holdings common stock was converted into one share of Alamosa common stock.

References in this proxy statement to the "Company" refer to, and all disclosure contained herein with respect to director and executive compensation, stock price performance and other matters reflect information for: (i) Alamosa, for all periods after completion of the Reorganization, during which time it was the public holding company, (ii) Alamosa PCS Holdings, for the period after the Holding Company Formation but prior to the Reorganization, during which time it was the public holding company, and (iii) Alamosa (Delaware) (formerly Alamosa PCS Holdings, Inc.), for the period prior to the Holding Company Formation, during which time it was the public holding company.

BOARD OF DIRECTORS

Pursuant to our Amended and Restated Certificate of Incorporation, our board of directors consists of three classes of directors, which are to be as nearly equal in number as possible, with overlapping three year terms. One class of directors is elected each year with the term of each such class expiring on the third succeeding annual meeting after its election. Our Amended and Restated Certificate of Incorporation also states that there must be at least three directors, with the exact number to be fixed from time to time exclusively by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. The number of directors is currently set at eleven, and the board of directors currently consists of three Class I directors, four Class II directors and four Class III directors. At this year's annual meeting, the term of our three Class I directors will expire. Our other directors will remain in office for the remainder of their respective terms, as indicated below.

At the annual meeting, stockholders will vote on the election of Messrs. Ray M. Clapp, Jr., John F. Otto, Jr. and Jimmy Ray White to serve as directors for a three-year term ending at the 2007 annual meeting of stockholders and until their successors are duly elected and qualified.

The following table sets forth information concerning our directors, including those who are nominees for reelection, as of the date of this proxy statement.

Current Directors Who Are Nominees For Reelection

Name	Age	New Term to Expire At Annual Meeting In
Ray M. Clapp, Jr.	44	2007
John F. Otto, Jr.	55	2007
Jimmy R. White	64	2007

Continuing Directors Whose Terms Are Not Expiring

Name	Class	Age	Term Expires At Annual Meeting In
Kendall W. Cowan	II	50	2005
Schuyler B. Marshall	II	58	2005
Thomas F. Riley, Jr.	II	58	2005
Steven C. Roberts	II	52	2005
Scotty Hart	III	53	2006
Dr. Allen T. McInnes	III	66	2006
Michael V. Roberts	III	55	2006
David E. Sharbutt	III	54	2006

Nominees.

Ray M. Clapp, Jr.    Mr. Clapp has served as a director since we were founded in July 1998. He is currently President of Mountain Peak Capital Corp., a private equity investment firm. From 1995 to April 2002, Mr. Clapp served as Managing Director, Acquisitions and Investments for The Rosewood Corporation, a diversified investment company and the primary holding company for Caroline Hunt Trust Estate. From 1989 to 1995 he held various officer level positions with The Rosewood Corporation and its subsidiaries. Prior to his employment with The Rosewood Corporation, Mr. Clapp was a consultant with Booz, Allen & Hamilton, a management consulting firm.

John F. Otto, Jr.    Mr. Otto has served as a director since February 2003. He served as a Managing Director and head of the Global Telecommunications Group at Salomon Smith Barney, a member of Citigroup, Inc., before establishing Waterfront Partners LLC. As a Managing Director, Mr. Otto led Salomon Smith Barney's efforts in directing initial financing and ongoing financial service support for telecommunications companies in various life stages of their business. Prior to joining Salomon Smith Barney in 1997, Mr. Otto served as Senior Managing Director and Head of the Media Group for Bear, Stearns & Co. Inc. He began his career on Wall Street with Merrill Lynch & Co., where he also served as a Managing Director. Mr. Otto currently serves on the board of JetEquity (private aviation), Canal Industries (forest products, real estate), and several local civic & charitable group boards.

Jimmy R. White.    Mr. White has served as a director since we were founded in July 1998. He has served as the General Manager of XIT Rural Telephone Cooperative, Inc. and its subsidiaries, XIT Telecommunication & Technology, Inc., XIT Cellular, and XIT Fiber, Inc., all wireline and wireless telecommunications services providers, since 1975. He was also the Treasurer of Alamo IV LLC until its dissolution in November 1999. Mr. White currently serves as a director of Texas Telephone Association, a non-public company, Forte of Colorado, a general partnership, and Rural Independent Competitive Alliance, a non-public company, and Alamo Cellular L.L.C., a limited liability company.

Continuing Directors.

David E. Sharbutt.    Mr. Sharbutt has been our Chairman and a director since we were founded in July 1998 and was named Chief Executive Officer in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. Mr. Sharbutt was employed by CHR Solutions as a Senior Consultant from October 1999 until November 2000. He was employed by CHR Solutions from 1977 through 1999, where he worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services. Before he joined CHR Solutions, Mr. Sharbutt was employed by Southwestern Bell.

Kendall W. Cowan.    Mr. Cowan has served as a director since April 2003. He has been our Chief Financial Officer since December 1999. From October 1993 to December 1999, he was a partner at the public accounting firm of Robinson Burdette Martin & Cowan, L.L.P. and from January 1986 to September 1993, he was a partner in the Lubbock and Dallas offices of Coopers & Lybrand. He provided consulting and accounting services to a wide range of clients at both firms, including public companies. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Cowan is also a director of several private companies.

Scotty Hart.    Mr. Hart has served as a director since we were founded in July 1998. He has also served since April 1995 as General Manager of South Plains Telephone Cooperative, Inc., a wireline and wireless telecommunications company, and previously as Assistant Manager of South Plains Telephone Cooperative. Mr. Hart is currently Vice President of SPPL, Inc., Chairman of the General Partners Committee for Caprock Cellular Limited Partnership and past Chairman for Texas RSA3 Limited Partnership, all affiliates of South Plains Telephone Cooperative. He is also General Manager of SPACE Mgt., Ltd., a wholly owned subsidiary of South Plains Telephone Cooperative, and Secretary of Alamo Cellular, Inc., a non-public holding company with interests in a wireless telecommunications services provider and an affiliate of SPACE Mgt., Ltd. In addition, he is the general partner and a limited partner of Lubbock HLH, Ltd. He was President of Alamo IV LLC until its dissolution in November 1999. Mr. Hart has served as a director of Texas Statewide Telephone Cooperative, Inc., a non-public company.

Schuyler B. Marshall.    Mr. Marshall has served as a director since November 1999. He has served as President of The Rosewood Corporation since January 1999. From 1997 through 1998, he served as Senior Vice President and General Counsel, and Executive Director of The Rosewood Corporation, and as director and president of various of its subsidiaries. He currently serves as a member of the advisory board of Rosewood Capital IV, L.P., a San Francisco-based venture capital fund that focuses on e-commerce, telecommunications and other consumer oriented investments. Prior to his employment with The Rosewood Corporation, Mr. Marshall was a senior shareholder with Thompson & Knight, P.C., in Dallas, where he practiced law beginning in 1970.

Dr. Allen T. McInnes.    Dr. McInnes has served as a director since February 2003. Dr. McInnes became Dean of the Rawls College of Business at Texas Tech University in September 2001. From April 1996 to January 2000, he was CEO and President of Tetra Technologies, a medium-sized New York Stock Exchange oil field service and chemical company. He is currently a director of Tetra Technologies. He also currently serves as chairman of TGC Industries, a small geophysical company. Prior to working at Tetra Technologies, Dr. McInnes served as Executive Vice President and a member of the board of directors of Tenneco, a multi-industry company with over $15 billion in sales. Some of his other board experience includes service on the boards of the American Graduate School for International Management—

Thunderbird, the Advisory Council of the business school at the University of Texas and various local civic and national trade organizations.

Thomas F. Riley, Jr.     Mr. Riley, a licensed Certified Public Accountant, has served as a director since his appointment to our board of directors on March 30, 2001, in connection with the completion of our acquisition of Southwest PCS Holdings, Inc. Since January 1997, Mr. Riley has served as a board member and as Executive Vice President and Chief Operating Officer of Chickasaw Holding Co., a telecommunications company. From July 1999 to March 2001, Mr. Riley served as President and Chief Executive Officer of Southwest PCS. Before he joined Chickasaw Holding, Mr. Riley was associated with Dobson Communications Corp. from 1970 through 1996, first as external auditor and consultant, as Chief Financial Officer from 1986 through 1995 and as President of Dobson Telephone Co. in 1996.

Michael V. Roberts.    Mr. Roberts has served as a director since his appointment to our board of directors on February 14, 2001, in connection with the completion of our acquisition of Roberts Wireless Communications, L.L.C., of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company, which owns several television stations in medium-sized markets in the United States and has served as that company's Chairman and Chief Executive Officer since its founding in 1989. Mr. Roberts is also the founder of companies involved in commercial real estate development, construction management, corporate management consulting and communications towers.

Steven C. Roberts.    Mr. Roberts has served as a director since his appointment to our board of directors on February 14, 2001, in connection with the completion of our acquisition of Roberts Wireless, of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company and has served as that company's President and Chief Operating Officer since its founding in 1989. Mr. Roberts is the founder of companies involved in commercial real estate development and communications towers. He is currently a director of Falcon Products Inc. and served on the board of directors of Southside Bancshares Corp. until it was acquired by Allegiant Bancorp Inc.

Messrs. Michael V. Roberts and Steven C. Roberts are brothers. There is no family relationship among any other of our directors or executive officers.

During fiscal year 2003, our board of directors met on 20 occasions and acted by written consent on two occasions. Each of the directors attended at least 75% of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by any committee of the board upon which such director served.

Compensation of Directors.

Our non-employee directors receive compensation consisting of cash, stock and stock options in respect of their board service. Each non-employee director receives an annual retainer of $20,000, and directors who chair a committee receive an additional $12,000 retainer ($15,000 for the chair of the Audit Committee). Annual retainers are paid in quarterly installments. Non-employee directors also receive $1,000 for each board or committee meeting attended. For each year of service, our non-employee directors also receive 4,000 restricted shares of our common stock and 5,000 stock options. Each of these awards is granted quarterly in arrears, and the restricted shares vest after the earlier of three years from the date of grant or the date that the recipient ceases to be a director. In addition, upon joining our board of directors, a non-employee director will receive a one-time grant of our common stock. Our board of directors, based on the recommendation of its Compensation Committee, determines the number of shares to be granted to newly elected non-employee directors at the time of election. We also provide our directors with the opportunity to receive additional stock option grants in lieu of any cash compensation otherwise payable to them with respect to any quarter. For this purpose, options are valued at 60% of the average closing price of our common stock over the twenty business days preceding the date of the grant. All stock options that we grant to our non-employee directors are granted with an exercise price equal to the per share closing price on the date of grant.

Director Independence.

The board of directors affirmatively determined at a meeting held on January 29, 2004 that, based on the information available to it at that time, of the eleven members of our board of directors, Messrs.

Clapp, Hart, Marshall, Otto and White and Dr. McInnes are "independent directors" pursuant to the rules of The Nasdaq National Market ("Nasdaq"). In making this determination for each director, the board of directors reviewed all business transactions or relationships or other personal relationships between the director and Alamosa and its subsidiaries. The review was to determine whether any transactions or relationships failed to meet any of the objective tests for determining director independence that are set forth in Nasdaq's rules or were otherwise sufficiently material as to be inconsistent with a determination that such director is independent.

Committees of our Board of Directors.

Our board of directors has established four standing committees:

•	Audit Committee;

•	Governance & Nominating Committee;

•	Finance Committee; and

•	Compensation Committee.

Audit Committee.    The Audit Committee, formed in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), functions pursuant to a written charter that was adopted by our board of directors. The Audit Committee has such powers as are set forth in the charter and such other powers as may be assigned to it by our board of directors from time to time. The Audit Committee's written charter is included in this proxy statement as Appendix A.

The Audit Committee's purpose is to, among other things, assist the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of Alamosa and its subsidiaries, including (i) assisting the board of directors' oversight of (1) our compliance with legal and regulatory requirements, (2) our independent auditors' qualifications and independence, and (3) the performance of our independent auditors and Alamosa's internal audit function, and (ii) overseeing the accounting and financial reporting processes of Alamosa and its subsidiaries and the audits of the financial statements of Alamosa. The Audit Committee works closely with the independent auditors and management.

The current members of the Audit Committee are Dr. McInnes (Chairman) and Messrs. Clapp and White. In addition, Mr. Riley is a Certified Public Accountant, has beneficial prior experience in both public accounting and private industry and, accordingly, is a nonvoting observer of the meetings of the Audit Committee. Mr. Tom M. Phelps was a member of the Audit Committee until his resignation from our board of directors in February 2003.

The board of directors has determined that each current member of the Audit Committee is able to read and understand fundamental financial statements and that Dr. McInnes qualifies as an "audit committee financial expert," as defined by the rules of the U.S. Securities and Exchange Commission ("SEC"). The board has also determined that each member of the Audit Committee, and the Audit Committee as a group, satisfies the composition requirements under the rules of Nasdaq. The formal report of the Audit Committee can be found on page 24 of this proxy statement. During fiscal year 2003, the Audit Committee met on eight occasions.

Governance & Nominating Committee.    The functions of the Governance & Nominating Committee include the following:

•	identifying, screening and recommending to the board of directors individuals qualified to serve as directors of the Company and on committees of the board of directors;

•	advising the board of directors with respect to the board's composition, procedures and committees;

•	advising the board of directors with respect to corporate governance principles applicable to Alamosa; and

•	overseeing the annual evaluation of the board of directors and Alamosa's management.

The Governance & Nominating Committee is governed by a charter, a current copy of which is available in the "Investor Relations" section of our Internet website, available at www.alamosapcs.com.

The Governance & Nominating Committee was formed in February 2003 by combining our Business Practices, Nominating and Governance committees. The current members of the Governance & Nominating Committee are Messrs. Marshall (Chairman) and Otto and Dr. McInnes. The board of directors has affirmatively determined that all of the current members of the Governance & Nominating Committee are independent pursuant to the applicable rules of Nasdaq.

Immediately prior to the formation of the Governance & Nominating Committee in February 2003, the members of the Business Practices Committee were Messrs. Marshall, Phelps and White; the members of the Nominating Committee were Messrs. Sharbutt, Clapp, Hart, Hyde, Marshall, Riley, Phelps, Michael V. Roberts, Steven C. Roberts and White; and the members of the Governance Committee were Messrs. Marshall, Riley and White. Messrs. Hyde and Phelps resigned from the board of directors and the committees on which each respectively served effective February 2003.

Mr. Riley served on the Governance & Nominating Committee from the time of its formation until his resignation from the committee on February 18, 2004, after the board of directors determined that he did not satisfy at such time the independent director rules of Nasdaq. Because of his past experience, however, the board of directors and the Governance & Nominating Committee both requested, and Mr. Riley accepted, a continuing role as a nonvoting observer of the meetings of the Governance & Nominating Committee.

During fiscal year 2003, the Business Practices Committee and the Nominating Committee did not meet, while the Governance Committee met one time prior to the formation of the Governance & Nominating Committee in February 2003. The Governance & Nominating Committee met on nine occasions during fiscal year 2003.

The Governance & Nominating Committee believes that, at a minimum, candidates for membership on the board of directors should have demonstrated an ability to make a meaningful contribution to the board of directors' oversight of the business and affairs of Alamosa and have a record and reputation for honest and ethical conduct. The Governance & Nominating Committee recommends director nominees to the board of directors based on, among other things, its evaluation of a candidate's experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the board of directors, the Governance & Nominating Committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

The Governance & Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. The Governance & Nominating Committee also, from time to time, may engage firms, at Alamosa's expense, that specialize in identifying director candidates. As described below, the Governance & Nominating Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Governance & Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance & Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the board of directors, the Governance & Nominating Committee requests information from the candidate, reviews the person's accomplishments and qualifications, comparing them to any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, members of the Governance & Nominating Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments.

In addition to stockholder proposals of director nominees submitted in accordance with our bylaws, as summarized below under "Submission of Stockholder Proposals for 2005," the Governance &

Nominating Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Governance & Nominating Committee in care of the Corporate Secretary, Alamosa Holdings, Inc. at 5225 S. Loop 289, Lubbock, Texas 79424. Director recommendations submitted by stockholders should include the following:

•	all information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	the name(s) and address(es) of the stockholder(s) making the nomination;

•	the class and number of shares of Alamosa owned beneficially and of record by such stockholder(s); and

•	appropriate biographical information and a statement as to the qualification of the nominee.

The stockholder recommendation and information described above must be delivered to the Corporate Secretary not less than forty-five nor more than seventy-five days prior to the first anniversary of the date on which Alamosa first mailed its proxy materials for the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the preceding year's annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of (i) the ninetieth day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.

The Governance & Nominating Committee expects to use a similar process to evaluate candidates to the board of directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee. To date, however, neither Alamosa nor the Governance & Nominating Committee has received any stockholder recommendations for candidates to the board of directors.

Finance Committee.    The Finance Committee is responsible for providing budget oversight and dealing with capital structure issues. The current members of the Finance Committee are Messrs. Riley (Chairman), Clapp, Hart, Otto, Michael V. Roberts and Steven C. Roberts. During fiscal year 2003, the Finance Committee met on 16 occasions.

Compensation Committee.    The Compensation Committee is responsible for, among other things, reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer; evaluating the Chief Executive Officer's performance in light of those goals and objectives; determining and approving the Chief Executive Officer's compensation level based on the committee's evaluation; and making recommendations to the board of directors with respect to executive compensation, incentive-compensation plans and equity-based plans.

The current members of the Compensation Committee are Messrs. Clapp, Marshall and White. The board of directors has affirmatively determined that all of the members of the Compensation Committee are independent pursuant to the applicable rules of Nasdaq. The formal report of our Compensation Committee can be found on page 20 of this proxy statement. During fiscal year 2003, the Compensation Committee met on five occasions.

Executive Sessions of Independent Directors.

Our independent directors meet in executive sessions on a regular basis without any members of management or non-independent directors present. Schuyler Marshall currently acts as the lead independent director at these sessions. Stockholders and other interested parties desiring to communicate with the lead independent director, any other independent director and/or the independent directors as a group regarding Alamosa may direct such correspondence in care of the Corporate Secretary, Alamosa Holdings, Inc. at 5225 S. Loop 289, Lubbock, Texas 79424.

Communications with Directors

The board of directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the board of directors by mail. To communicate with the board of directors, any individual director or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of the Corporate Secretary, Alamosa Holdings, Inc. at 5225 S. Loop 289, Lubbock, Texas 79424. All communications received as set forth in the preceding paragraph will be forwarded promptly to the addressee(s).

Alamosa does not have a policy on director attendance at annual meetings. Alamosa invites and encourages its directors to attend the annual meeting of stockholders. Six of our directors were in attendance at last year's annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 15, 2004 (except as otherwise indicated) with respect to the number of shares of our common stock and Series B Convertible Preferred Stock beneficially owned by each person who is known to us to be the beneficial owner of more than 5% of such class of stock, the number of shares of our common stock and Series B Convertible Preferred Stock beneficially owned by each of our executive officers who were serving in such capacities on December 31, 2003 (the "Named Executive Officers") and directors and the number of shares of our common stock and Series B Convertible Preferred Stock, in each case, beneficially owned by all current executive officers and directors of Alamosa Holdings as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

Title of Class	Name and Address (1)	Amount and Nature of Beneficial Owner(2)		Percent of Class(2)
	5% Stockholders:
Common Stock	Caroline Hunt Trust Estate	7,691,366	(3)	7.92%
	100 Crescent Court, Suite 1700
	Dallas, TX 75201
	South Plains Telephone Cooperative, Inc.	8,544,732	(4)	8.80%
	2425 Marshall Street
	Lubbock, TX 79415
	Taylor Telephone Cooperative, Inc.	5,075,700	(5)	5.23%
	9796 N. Interstate 20
	Merkel, TX 79536
	Directors and Executive Officers:
	David E. Sharbutt	3,611,881	(6)(16)(22)	3.72%
	Ray M. Clapp, Jr.	103,184	(7)	*
	Kendall W. Cowan	1,809,959	(8)(16)(22)	1.86%
	Scotty Hart	95,023	(9)	*
	Schuyler B. Marshall	292,543	(10)	*
	Loyd I. Rinehart	367,297	(11)(16)(22)	*
	Michael V. Roberts	4,601,324	(12)	4.74%
	Steven C. Roberts	5,057,954	(13)	5.21%
	Anthony Sabatino	288,842	(14)(16)(22)	*
	Jimmy R. White	89,023	(15)	*
	Margaret Z. Couch	301,584	(16)(17)(22)	*
	Thomas F. Riley, Jr.	234,924	(18)	*
	Steven A. Richardson	260,291	(19)(22)	*
	John F. Otto, Jr.	84,477	(20)	*
	Allen T. McInnes	30,422	(21)	*
	All Directors and Executive Officers	17,228,748		17.75%

	Directors and Executive Officers:
Series B Convertible Preferred Stock	Anthony Sabatino	25,735		3.79%
	All Directors and Executive Officers	25,735		3.79%

*	Less than one percent.

(1)	Except as otherwise indicated in the footnotes below, the address for each executive officer and director is 5225 S. Loop 289, Lubbock, Texas 79424.
(2)	Percentage of ownership is based on 97,073,576 shares of common stock and 679,435 shares of series B preferred stock outstanding as of April 15, 2004. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of capital stock if that person has or shares voting power or investment power with respect to that capital stock, or has the right to acquire beneficial ownership at any time within 60 days of April 15, 2004. As used herein, voting power is the power to vote or direct the voting of shares and investment power is the power to dispose or direct the disposition of shares.
(3)	Includes: (a) 6,605,506 shares owned by Caroline Hunt Trust Estate, or CHTE, (b) 603,974 shares owned by Rosewood Financial, Inc., or Rosewood Financial, an indirect wholly owned subsidiary of CHTE, and (c) 481,886 shares owned by Fortress Venture Capital II, L.P., or Fortress, whose sole general partner is Rosewood Management Corporation, or Rosewood Management, an indirect wholly owned subsidiary of CHTE. CHTE has sole voting and dispositive power with respect to the shares owned by CHTE. CHTE, Rosewood Financial and The Rosewood Corporation, a wholly owned subsidiary of CHTE, or Rosewood Corporation, share voting and dispositive power with respect to the shares owned by Rosewood Financial by reason of their parent-subsidiary relationship only. Fortress and Rosewood Management share voting and dispositive power with respect to the shares owned by Fortress. CHTE, Rosewood Corporation and Rosewood Financial disclaim beneficial ownership of any shares held by Rosewood Management or Fortress, and Rosewood Management and Fortress disclaim beneficial ownership of any shares held by CHTE, Rosewood Corporation or Rosewood Financial. The address for Rosewood Corporation, Rosewood Financial, Rosewood Management and Fortress is the same as the address for CHTE.
(4)	These shares are owned by SPACE Mgt, Ltd, or SPACE, a wholly owned subsidiary of South Plains Telephone Cooperative, Inc. South Plains Telephone Cooperative and SPACE share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for SPACE is the same as the address for South Plains Telephone Cooperative.
(5)	These shares are owned by Taylor Telecommunications, Inc., a wholly owned subsidiary of Taylor Telephone Cooperative, Inc. Taylor Telephone Cooperative and Taylor Telecommunications share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for Taylor Telecommunications is the same as the address for Taylor Telephone Cooperative.
(6)	Includes 395,367 shares held individually by Mr. Sharbutt, 48,824 shares held in a non-Alamosa 401(k) plan account, 200 shares beneficially owned by Mr. Sharbutt's children, 125,000 shares of restricted stock, and 850,000 shares issuable pursuant to options exercisable within 60 days. Also includes 593,200 shares and 1,455,000 shares of common stock issuable pursuant to options exercisable within 60 days beneficially owned by Five S, Ltd. Mr. Sharbutt is a limited partner of Five S, Ltd. and President of Sharbutt Inc., the general partner of Five S, Ltd., and may be considered a beneficial owner of the shares owned by Five S, Ltd. Mr. Sharbutt disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(7)	Includes 22,175 shares held individually by Mr. Clapp and 81,009 shares issuable pursuant to options exercisable within 60 days.
(8)	Includes 75,000 shares of restricted stock held individually by Mr. Cowan, 430,000 shares issuable pursuant to options exercisable within 60 days. Includes 1,164,000 shares issuable pursuant to options exercisable within 60 days beneficially owned by Cowan Interests Ltd. Mr. Cowan is President of K. Cowan, Inc., the general partner of Cowan Interests Ltd., and a limited partner of Cowan Interests Ltd.
(9)	Includes 23,000 shares held individually by Mr. Hart, 71,723 shares issuable pursuant to options exercisable within 60 days and 300 shares held by Lubbock HLH, Ltd. Mr. Hart controls Lubbock HLH, Ltd. and is a beneficial owner of the shares held by Lubbock HLH, Ltd. Excludes 8,544,732 shares held by SPACE, as to which Mr. Hart disclaims beneficial ownership. Mr. Hart is the General Manager of South Plains Telephone Cooperative and SPACE, a wholly owned subsidiary of South Plains Telephone Cooperative. Mr. Hart's address is the same as the address for South Plains Telephone Cooperative.
(10)	Includes 101,000 shares held individually by Mr. Marshall, 500 shares held indirectly in an IRA account for Mr. Marshall, and 191,043 shares issuable pursuant to options exercisable within 60 days. Excludes 7,691,366 shares held by Caroline Hunt Trust Estate, as to which Mr. Marshall disclaims beneficial ownership. Mr. Marshall is the President of Rosewood Financial, Inc. and The Rosewood Corporation, both of which are wholly owned subsidiaries of Caroline Hunt Trust Estate. Additionally, Mr. Marshall is a director of various Caroline Hunt Trust Estate subsidiaries. The address for Mr. Marshall is the same as the address for Caroline Hunt Trust Estate.
(11)	Includes 50,000 shares of restricted stock held by Mr. Rinehart, and 194,000 shares issuable pursuant to options exercisable within 60 days.
(12)	Includes 4,541,737 shares held individually by Mr. Roberts, 58,462 shares issuable pursuant to options exercisable within 60 days, 1,000 shares held by Mr. Roberts and his wife together and 125 shares owned by Roberts Broadcasting Company. Mr. Roberts' shares voting and investment power with respect to the 1,000 shares held together with his wife and the shares owned by Roberts Broadcasting Company. Mr. Roberts is the Chairman, Chief Executive Officer and principal stockholder of Roberts Broadcasting Company.
(13)	Includes 4,830,983 shares held individually by Mr. Roberts, 75,846 shares issuable pursuant to options exercisable within 60 days, 100,000 shares held by Mr. Roberts and his wife together, 1,000 shares held by Mr. Roberts' wife, 125 shares owned by Roberts Broadcasting Company and 50,000 shares owned by SCD Investments, LLC. Mr. Roberts is the President and Chief Operating Officer and principal stockholder of Roberts Broadcasting Company. Mr. Roberts is also the sole member of SCD Investments, LLC and may be considered the beneficial owner of such shares. Mr. Roberts shares voting and investment power with respect to the 100,000 shares held by Mr. Roberts and his wife together, the 1,000 shares held by Mr. Roberts' wife and the shares owned by Roberts Broadcasting Company. Excludes 35,400 shares Mr. Roberts' wife holds in custodial account for their minor children, as to which shares Mr. Roberts disclaims beneficial ownership.
(14)	Includes 50,000 shares of restricted stock held by Mr. Sabatino, and 205,500 shares of common stock issuable pursuant to options exercisable within 60 days.
(15)	Includes 23,014 shares held individually by Mr. White and 66,009 shares issuable pursuant to options exercisable within 60 days. Mr. White's address is Highway 87 North, Dalhart, TX 79022.
(16)	Includes shares held by the Alamosa 401(k) Savings Plan, as follows: Mr. Cowan, 16,919 shares; Mr. Rinehart, 10,115 shares; Mr. Sabatino, 20,565 shares; Ms. Couch, 11,036 shares; Mr. Sharbutt, 21,351 shares; and Mr. Richardson, 3,425 shares.
(17)	Includes 143 shares held individually by Ms. Couch, 50,000 shares of restricted stock and 190,248 shares issuable pursuant to options exercisable within 60 days.
(18)	Includes 22,000 shares held individually by Mr. Riley, 122,000 shares held by the TF Riley Trust and 15,500 shares held by the Patricia Riley Trust, both of which Mr. Riley is Trustee, and 75,242 shares issuable pursuant to options exercisable within 60 days. Excludes 3,233,030 shares held by Southwest PCS, L.L.C., as to which Mr. Riley disclaims beneficial ownership. Mr. Riley is an officer and director of Chickasaw Holding Company, and an officer of Southwest PCS, L.L.C. Chickasaw Holding Company is the managing member of Southwest PCS, L.L.C.
(19)	Includes 50,000 shares of restricted stock held by Mr. Richardson and 198,000 shares issuable pursuant to options exercisable within 60 days.
(20)	Includes 21,277 shares held individually by Mr. Otto and 63,200 shares issuable pursuant to options exercisable within 60 days.
(21)	Includes 21,277 shares held individually by Dr. McInnes and 9,165 shares issuable pursuant to options exercisable within 60 days.
(22)	Includes shares purchased through the Amended and Restated Alamosa Holdings, Inc. Employee Stock Purchase Plan, as follows: Mr. Sharbutt, 122,939; Mr. Cowan, 124,040; Mr. Rinehart, 113,182; Mr. Sabatino, 12,777; Ms. Couch, 50,157; and Mr. Richardson, 8,866.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of a registered class of equity securities to file with the SEC, and with each exchange on which our common stock trades, initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10% beneficial owners are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to us, we believe that during 2003 our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except: (i) on February 28, 2001, we granted options to Mr. Phelps, a then-director of Alamosa who resigned from the board of directors effective February 2003, and a Form 4 reporting this grant was not filed until January 8, 2003; (ii) on each of November 13, 2002, May 29, 2003 and December 11, 2003, Ms. Couch sold shares of our common stock, and a Form 4 reporting these transactions was not filed until December 29, 2003; and (iii) on November 11, 2003, Mr. Sabatino purchased shares of our Series B Convertible Preferred Stock, and a Form 4 reporting this transaction was not filed until January 5, 2004.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers.

The following table sets forth information concerning the Named Executive Officers as of the date of this proxy statement. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

NAME	AGE	TITLE
David E. Sharbutt	54	Chairman of the Board and Chief Executive Officer
Kendall W. Cowan	50	Chief Financial Officer and Secretary
Steven A. Richardson	48	Chief Operating Officer
Anthony Sabatino	41	Chief Technology Officer and Senior Vice President of Engineering and Network Operations
Margaret Z. Couch	52	Chief Integration Officer
Loyd I. Rinehart	49	Senior Vice President of Corporate Finance

Set forth below is a brief description of the present and past business experience of each person who serves as an executive officer of the Company and who is not also serving as a director.

Steven A. Richardson.    Mr. Richardson has been our Chief Operating Officer since December 2002. From 2000 to 2001, he served as President of the Central Region for Cingular Wireless, directing the sales efforts for a five-state area. From 1999 to 2000 he served as President and General Manager for Southwestern Bell Wireless, Cingular Wireless' predecessor, with profit and loss responsibility for the Dallas/Fort Worth area. From 1997 to 1999, he served as Vice President and General Manager for Pacific Bell Wireless with profit and loss responsibility for San Diego and Las Vegas.

Anthony Sabatino.    Mr. Sabatino became our Chief Technology Officer and Senior Vice President of Engineering and Network Operations in July 2000. From 1995 to July 2000, he was the National Radio Frequency (RF) Engineering Director for Sprint PCS and was an initial member of the Sprint PCS corporate launch team. Mr. Sabatino developed all National RF Engineering Standards. He also acted as design lead for a Sprint PCS new RF Interference Analysis Tool. Mr. Sabatino has served as a director and President of the PCIA Cost Sharing Clearinghouse and a member of the University of Kansas Advisory Committee representing electrical engineering.

Margaret Z. Couch.    Ms. Couch has been our Chief Integration Officer since November 2003. Ms. Couch served as our Chief Marketing Officer from May 2001 to November 2003 and has been with us since 1999 in various capacities. From February to May 2001 she was Senior Vice President, South Central Region and from January 2000 to January 2001 she was General Manager and Vice President for the Great Plains and Northwest Regions. In January 1999, she started as General Manager for the West Texas Region. In 1987, Ms. Couch founded Performance Associates, Inc., a human resources and sales training consulting firm and in 1996 she founded CK BusinesSense, Inc., which expanded the services provided by Performance Associates to include management consulting and assisting organizations in generating greater profitability. Ms. Couch has more than twenty years of management and leadership experience as a management consultant and trainer. She has worked with a vast array of clients, including communications, manufacturing, health care and financial companies as well as government, education and non-profit entities.

Loyd I. Rinehart.    Mr. Rinehart became our Senior Vice President of Corporate Finance in June 2000. From June 1998 to June 2000, Mr. Rinehart served as Chief Financial Officer of Affordable Residential Communities, then the fourth largest owner of manufactured housing land-lease communities and one of the three largest independent retailers of manufactured homes. From June 1995 to June 1998, Mr. Rinehart served as Executive Vice President of Plains Capital Corporation, a bank holding company based in Lubbock, Texas. He was responsible for all non-Lubbock banking operations, including due diligence, modeling, the purchase or establishment of additional locations and ultimately management.

Prior to his employment with Plains Capital Corporation, Mr. Rinehart served as Chief Financial Officer of First Nationwide, a $15 billion thrift, and its predecessor financial institutions. Mr. Rinehart is a Certified Public Accountant.

Summary Compensation Table.

The following table sets forth the compensation received by the Named Executive Officers with respect to the Company's 2003, 2002 and 2001 fiscal years.

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
Name and Principal Position	Year		Salary	Bonus	Restricted Stock Award(s)(1)	Number of Securities Underlying Options	All Other Compensation
David E. Sharbutt	2003		$425,000	$205,063		250,000	$22,750	(2)
Chairman of the Board and	2002		$315,138	$232,776	$80,000	750,000	$33,994
Chief Executive Officer	2001		$220,833	$213,421			$21,154
Kendall W. Cowan	2003		$290,000	$136,693		150,000	$23,650	(2)
Chief Financial Officer	2002		$220,723	$174,821	$48,000	350,000	$35,129
	2001		$172,917	$150,067			$19,879
Steven A. Richardson	2003		$250,000	$70,625		150,000	$12,000	(2)
Chief Operating Officer	2002	(3)	$20,833	—	$99,000	300,000	—
Anthony Sabatino	2003		$210,000	$103,701		70,000	$12,000	(2)
Chief Technology Officer and	2002		$189,510	$141,521	$32,000	200,000	$10,237
SVP of Engineering and	2001		$157,500	$129,973			$3,055
Network Operations
Margaret Z. Couch	2003		$180,000	$76,673		70,000	$12,000	(2)
Chief Integration Officer	2002		$172,788	$142,881	$32,000	200,000	$9,045
	2001		$131,344	$143,697		24,250	$5,704
Loyd I. Rinehart	2003		$165,000	$90,974		70,000	$12,000	(2)
SVP of Corporate Finance	2002		$166,040	$193,843	$32,000	200,000	$16,219
	2001		$150,000	$76,501			$10,182

(1)	Messrs. Sharbutt, Cowan, Rinehart and Sabatino and Ms. Couch were granted 250,000, 150,000, 100,000 and 100,000 and 100,000 shares of restricted stock on October 1, 2002, respectively. Mr. Richardson was granted 100,000 shares of restricted stock on December 1, 2002. 50% of these shares vested on September 30, 2003 and 25% vest on September 30th of 2004 and 2005. The value of the restricted stock awards of each Named Executive Officer as of the date of grant are shown in the table above. The value of the restricted stock holdings of each Named Executive Officer, as of December 31, 2003, is equal to the number of unvested shares he or she held on December 31, 2003 multiplied by $4.01, the per share closing price of our common stock on such date. These values are as follows: Mr. Sharbutt, $501,250; Mr. Cowan, $300,750; Mr. Rinehart, $200,500; Mr. Sabatino, $200,500; Ms. Couch, $200,500; and Mr. Richardson, $200,500. The shares of restricted stock granted to each Named Executive Officer entitle the holder to receive any dividends that we may pay on our common stock.
(2)	The amounts reflected in the All Other Compensation column represent the following payments and benefits: Mr. Sharbutt $10,750 for Company-paid life insurance premiums and $12,000 for Company contributions to the Company 401(k) plan; Mr. Cowan $11,650 for Company-paid life insurance and $12,000 for Company contributions to the Company 401(k) plan; Mr. Richardson $12,000 for Company contributions to the Company 401(k) plan; Mr. Sabatino $12,000 for Company contributions to the Company 401(k) plan; Ms. Couch $12,000 for Company contributions to the Company 401(k) plan; and Mr. Rinehart, $12,000 for Company contributions to the Company 401(k) plan.
(3)	Mr. Richardson was employed by the Company beginning in December 2002, and the summary compensation set forth in the table above for 2002 reflects actual payments made by the Company to Mr. Richardson during 2002.

Stock Option Grants In Last Fiscal Year.

The table below provides information regarding stock options granted to the Named Executive Officers in fiscal year 2003 and hypothetical gains for the options through the end of their respective ten year terms. In accordance with applicable requirements of the SEC, we have assumed annualized growth rates of the market price of our common stock over the exercise price of the option of 5% and 10%, running from the date the option was granted to the end of the option term. Actual gains, if any, depend on the future performance of our common stock and overall conditions, and the information in this table should not be construed as an estimate of future stock price growth. We did not grant any stock appreciation rights in fiscal year 2003.

Name	Number of Securities Underlying Options Granted (1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
David E. Sharbutt	250,000	15%	$3.52	09/30/2013	$553,427	$1,402,493
Kendall W. Cowan	150,000	9%	$3.52	09/30/2013	$332,056	$841,496
Steven A. Richardson	150,000	9%	$3.52	09/30/2013	$332,056	$841,496
Anthony Sabatino	70,000	4%	$3.52	09/30/2013	$154,960	$392,698
Margaret Z. Couch	70,000	4%	$3.52	09/30/2013	$154,960	$392,698
Loyd I. Rinehart	70,000	4%	$3.52	09/30/2013	$154,960	$392,698

(1)	All stock options granted in 2003 to the Named Executive Officers were fully vested and exercisable on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.

The following table provides summary information regarding option exercises in 2003 by the Named Executive Officers and the value of such unexercised options at December 31, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year- End (Exercisable/ Unexercisable)	Value of Unexercised In- the-Money Options at Fiscal Year-End (Exercisable/ Unexercisable) (1)
David E. Sharbutt	0	0	2,125,000/330,000	1,648,780/1,199,220
Kendall W. Cowan	0	0	1,510,000/445,000	785,764/559,636
Steven Richardson	0	0	294,000/156,000	529,980/494,520
Anthony Sabatino	0	0	285,500/120,500	446,459/323,839
Margaret Z. Couch	0	0	262,248/112,002	441,301/319,799
Loyd I. Rinehart	0	0	282,000/88,000	441,308/319,792

(1)	The values in this column are based upon the per share closing price of our common stock on December 31, 2003 of $4.01.

Employment Agreements.

David E. Sharbutt and Kendall W. Cowan.    Alamosa is a party to employment agreements, effective October 1, 2002, and amended as of January 1, 2004, with each of Messrs. Sharbutt and Cowan. Mr. Sharbutt's agreement will expire on September 30, 2007 and entitles him to receive an annual base salary of $425,000. Mr. Sharbutt's agreement also provides that so long as he serves on the Alamosa board of directors he will serve as Chairman of the Board. Mr. Cowan's agreement will expire on September 30, 2006 and entitles him to receive an annual base salary of $290,000. Messrs. Sharbutt and Cowan are eligible to receive an annual performance-based bonus with an initial target of $250,000 and $200,000, respectively. The executives are entitled to participate in any long-term incentive plans Alamosa establishes, including Alamosa's Amended and Restated 1999 Long Term Incentive Plan ("LTIP").

In addition, the agreements also provide for annual option grants, contingent upon continued employment. Mr. Sharbutt's agreement provides for him to receive options according to the following schedule: 250,000 in 2003; 425,000 in 2004; 300,000 in 2005; 240,000 in 2006; and 100,000 in 2007. Mr. Cowan's agreement provides for him to receive options according to the following schedule: 150,000 in 2003; 375,000 in 2004; 250,000 in 2005; and 200,000 in 2006. The grants made for 2003 were made on October 1, 2003, and all options under these agreements will be fully vested and exercisable upon grant. For each subsequent annual grant, generally half the annual options will be granted in January and half in July, and the options will be exercisable six months following the grant date.

The agreements entitle the executives to $5,000,000 in term life insurance coverage, reimbursement for reasonable business expenses, a car allowance, reimbursement for approved club dues, reimbursement for an annual physical exam up to $5000, and financial planning services up to $10,000 per annum. The executives may participate in any incentive, retirement, life, medical, disability and other benefit plans available to Alamosa's other executives with comparable responsibilities, subject to the terms of those programs.

Upon termination of employment by Alamosa without cause or by the executive for good reason, within thirty days after the date of termination, Alamosa will provide the terminated executive a lump-sum severance payment equal to the sum of: (i) one year's base salary; (ii) the higher of (x) the executive's target bonus or (y) the average annual bonus the executive earned over the two preceding years (the "Bonus"); and (iii) a pro-rated bonus for the year of termination. If such termination occurs within twelve months following a change in control, the terminated executive is instead entitled to three times his base salary and Bonus, plus a pro-rata bonus for the year of termination. In either case, the terminated executive will also receive continuing welfare and fringe benefits for one year following termination of his employment and all restricted stock and options granted to the executive under the agreement will become vested and exercisable. Further, each executive is entitled to receive a gross-up payment to make him whole if he becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, as amended (the "Code"), on excess parachute payments; provided, however, that no gross-up payment will be made to the executive and the amount paid to the executive will be reduced if a reduction of 15% or less to the payments and benefits that the executive would receive on termination would not subject him to the excise tax imposed under Section 4999 of the Code. If a reduction is imposed, the reduction will be the minimum amount required so that the executive will not be subject to the excise tax on excess parachute payments.

The agreements contain non-compete and non-solicitation provisions effective for (i) two years following termination of employment without cause or for good reason within one year following a change in control or (ii) one year following termination of employment in any other circumstances. Generally, a change of control will occur for purposes of the agreements (and for the agreements described below) if (i) any person acquires 25% or more of the beneficial ownership of Alamosa, (ii) continuing directors (other than those approved) cease to constitute a majority of the board or directors, (iii) certain mergers or consolidations occur, (iv) stockholders approve any plan or proposal for the liquidation or dissolution of Alamosa or (v) there is a sale of substantially all of Alamosa's assets.

Steven A. Richardson, Anthony Sabatino, Margaret Z. Couch and Loyd I. Rinehart.    Alamosa entered into an employment agreement with Ms. Margaret Z. Couch on October 1, 2002; Mr. Anthony Sabatino on October 1, 2002, as amended as of January 1, 2004; Mr. Loyd I. Rinehart on October 1, 2002, as amended as of January 1, 2004; and Mr. Steven A. Richardson on December 1, 2002. Ms. Couch's employment agreement will expire on September 30, 2005, Mr. Sabatino's employment agreement will expire on September 30, 2006, Mr. Rinehart's employment agreement will expire on September 30, 2006 and Mr. Richardson's employment agreement will expire on November 30, 2005.

Ms. Couch is entitled to receive an annual base salary of $180,000 with a target annual bonus of $80,000; Mr. Sabatino is entitled to receive an annual base salary of $210,000 with a target annual bonus of $110,000; Mr. Rinehart is entitled to receive an annual base salary of $210,000 with a target annual bonus of $110,000; and Mr. Richardson is entitled to receive an annual base salary of $250,000 with a target annual bonus of $150,000. The executives are entitled to participate in any long-term incentive plans Alamosa establishes, including the LTIP.

In addition, the agreements also provide for annual option grants. Ms. Couch's agreement provides for her to receive options according to the following schedule: 70,000 in 2003; 60,000 in 2004; and 50,000 in 2005. The agreements for Messrs. Sabatino and Rinehart provide for each to receive options according to the following schedule: 70,000 in 2003; 150,000 in 2004; 125,000 in 2005; and 100,000 in 2006. Mr. Richardson's agreement provides for him to receive options according to the following schedule: 150,000 in 2003; 125,000 in 2004; and 100,000 in 2005. The grants for 2003 will be made on October 1, 2003, and all options under these agreements will be fully vested and exercisable upon grant. For each subsequent annual grant, generally half the annual options will be granted in January and half in July, and the options will be exercisable six months following the grant date.

The agreements entitle the executives to reimbursement for reasonable business expenses, reimbursement for approved club dues, and a car allowance. In the case of Mr. Richardson, he is also eligible for reimbursement for an annual physical exam up to $5000, and each of Ms. Couch and Messrs. Sabatino and Rinehart is eligible for reimbursement for an annual physical exam up to $2500. They may participate in any incentive, retirement, life, medical, disability and other benefit plans available to Alamosa's other executives with comparable responsibilities, subject to the terms of those programs.

Upon termination of employment by Alamosa without cause or by the executive for good reason, within thirty days of the date of termination, Alamosa will provide the terminated executive a lump-sum severance payment equal to: (i) one year's base salary; (ii) the higher of (x) the executive's target bonus or (y) the executive's Bonus; and (iii) a pro-rated bonus for the year of termination. If such termination occurs within twelve months following a change in control, the executive is instead entitled to receive two times base salary and Bonus, plus a pro-rata bonus for the year of termination. In either case, the terminated executive will also receive continuing welfare and fringe benefits for one year and all restricted stock and options granted to the executive under the agreement would become vested and exercisable.

Payments to Ms. Couch and Messrs. Sabatino and Rinehart will be reduced so that no amount will be subject to the excise tax imposed under section 4999 of the Code if each such executive's after-tax position would be improved as a result of such reduction. Mr. Richardson is entitled to a gross-up payment on the same terms as are applicable to Messrs. Sharbutt and Cowan.

The agreements contain non-compete and non-solicitation provisions for two years following termination of employment without cause or for good reason within one year following a change of control or one year following termination of employment in any other circumstances.

Codes of Ethics and Business Conduct.

The board of directors has adopted a Code of Ethics for Chief Executive and Senior Financial Officers, which is applicable to our Chairman of the Board and Chief Executive Officer, Chief Financial Officer and Vice President of Accounting and Reporting (or persons performing similar functions). The board of directors has also adopted a Code of Business Conduct that is applicable to all of our directors, officers and employees. Both of these codes are available in the "Investor Relations" section of our Internet website, available at www.alamosapcs.com. The purpose of these codes is to, among other things, deter wrongdoing and promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

Compensation Committee Interlocks and Insider Participation.

The Compensation Committee is responsible for, among other things, reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer; evaluating the Chief Executive Officer's performance in light of those goals and objectives; determining and approving the Chief Executive Officer's compensation level based on the committee's evaluation; and making recommendations to the board of directors with respect to executive compensation, incentive-compensation plans and equity-based plans. During fiscal year 2003, the Compensation Committee met on five occasions.

The current members of the Compensation Committee are Messrs. Clapp (Chairman), Marshall and White. During fiscal year 2003, Mr. Hart served on the Compensation Committee until his resignation from the committee on May 29, 2003. Messrs. Thomas B. Hyde and Tom M. Phelps also served on the Compensation Committee during fiscal year 2003 until their respective resignations from our board of directors effective February 2003.

In connection with our distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, we entered into an agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by Mr. Hart, who is one of our directors and the general manager of SPACE, a wholly owned subsidiary of South Plains Telephone Cooperative, Inc., one of our stockholders. This lease has a term of 15 years and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. During fiscal year 2003, approximately $110,000 was paid under this lease. In addition to rental, we paid approximately $24,000 to Lubbock HLH for taxes and other expenses related to the leased property during the last fiscal year and expect similar additional payments during fiscal year 2004.

Compensation Committee Report On Executive Compensation.

Company compensation policies are designed to tie overall bonus compensation to Company performance. Incentive bonuses for our executive officers, including the Named Executive Officers, include bonus targets based on key objective quarterly milestones in the Company's business plan and annual budget. Company objectives in 2003 were attainment of EBITDA (defined as net loss plus taxes, net interest expense, depreciation expense, amortization expense and other non-cash expense items) targets and net subscriber additions as contained in the Company's 2003 business plan and budget. These measures are calculated and bonuses paid on both a quarterly and annual basis to ensure focus on both the quarterly and annual objectives.

For all executives, their target bonus amounts were split equally between quarterly and annual objectives. On the quarterly objectives, EBITDA was weighted at 60% and net subscribers at 40%. On the annual objectives, EBITDA was weighted at 90% and net subscribers at 10%.

Using the 1st quarter of 2003 as an example of how the bonus system worked: the Chief Executive Officer had an award target of $28,125. For 1st quarter, net-subscriber additions were 174.28% of target and EBITDA was 117.60% of target. The combination of these factors resulted in a 1st quarter bonus for the Chief Executive Officer of $47,812.50. Utilizing these same factors, the Chief Financial Officer received a total 1st quarter bonus of $29,750.00, the Chief Operating Officer received a total 1st quarter bonus of $31,875.00, the Chief Marketing Officer received a total 1st quarter bonus of $17,000.00, the Chief Technology Officer received a total 1st quarter bonus of $23,375.00 and the Senior Vice President-Finance received a total 1st quarter bonus of $20,187.50.

As the above discussion illustrates, the Compensation Committee has elected to utilize purely objective and quantitative measures for the purpose of quarterly and annual bonuses. The committee is also concerned with performance that may be considered subjective, or not subject to measurement. As such, the committee may also make a subjective evaluation of executive performance that may affect salary adjustments and other components of compensation.

For 2004, it is anticipated that the bonus opportunity for executive officers will continue to be split equally between quarterly and annual goals. In accordance with each executives' respective employment agreement, no annual or quarterly bonus will be payable unless the committee determines that at least 75% of the applicable performance goals have been achieved. For the first quarter of 2004, the committee has determined that the bonus compensation structure should continue to focus on EBITDA and net subscriber additions. Bonus objectives for the future will continue to be evaluated and approved by the committee.

U.S. federal income tax law limits the deductibility of certain compensation paid to the chief executive officer and the four most highly compensated executives (the "covered employees") in excess of the statutory maximum of $1 million per covered employee. The committee's general policy is to structure the compensation paid to the covered employees so as to maximize the deductibility of such compensation for U.S. federal income tax purposes; however, the committee retains the flexibility, where necessary to promote the incentive and retention goals described above, to pay compensation which may not be deductible.

2003 COMPENSATION COMMITTEE:

Ray M. Clapp, Jr.                            Jimmy White
Schuyler B. Marshall

Performance Graph.

The common stock of the Company began trading on Nasdaq on February 3, 2000. On December 6, 2001, the Company transferred its listing from Nasdaq to The New York Stock Exchange ("NYSE"), where it traded until April 16, 2003. The Company's common stock traded on the OTC Bulletin Board from April 17, 2003 until March 15, 2004. On March 15, 2004, our common stock began trading again on Nasdaq and currently trades on Nasdaq under the symbol "APCS." The following performance graph compares the cumulative total stockholder return on the common stock of the Company from February 3, 2000 through December 31, 2003 against the cumulative total return of (a) The Nasdaq Stock Market (U.S. Companies) Index, (b) The Nasdaq Stock Market Telecommunications Index, (c) the NYSE (U.S. Companies) Index and (d) a peer group selected by Alamosa for the same period. The peer group consists of the following three companies (which, together with the Company, represent all of the Sprint Affiliates whose common stock was publicly traded over the relevant measurement period): Airgate PCS, Inc., UbiquiTel Inc. and US Unwired Inc.

The graph assumes that $100.00 was invested in our common stock and in each index on February 3, 2000. The total return for the common stock and the indices used assumes the reinvestment of dividends, even though dividends have never been declared on the Company's common stock. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of Alamosa's common stock.

TOTAL CUMULATIVE RETURN GRAPH (02/03/2000 - 12/31/2003)

Date	The Company (1)	Nasdaq Composite	Nasdaq Telecom	NYSE Composite	Sprint PCS Affiliate Index
02/03/00	$100.00	$100.00	$100.00	$100.00	$100.00
03/31/00	222.06	108.59	106.15	102.87	142.57
06/30/00	122.79	94.18	83.87	102.11	76.92
09/29/00	95.22	87.22	70.31	105.31	63.42
12/29/00	47.06	58.67	44.64	104.33	39.84
03/30/01	62.13	43.70	31.60	94.60	46.76
06/29/01	95.88	51.32	30.02	98.75	67.24
09/28/01	81.47	35.59	19.56	86.37	63.06
12/31/01	70.18	46.32	22.79	93.67	62.58
03/28/02	29.59	43.82	16.74	95.36	25.58
06/28/02	8.29	34.75	9.97	84.66	8.86
09/30/02	1.35	27.83	8.52	70.75	2.45
12/31/02	3.06	31.71	10.48	75.10	2.29
03/31/03	2.12	31.85	11.41	71.05	1.58
06/30/03	9.00	38.54	14.12	82.69	4.59
09/30/03	22.06	42.44	15.04	84.78	6.92
12/31/03	23.59	47.57	17.68	96.74	8.45

Source: FactSet
(1)	Prior to February 3, 2000 there was no public market for the Company's common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Messrs. Michael V. Roberts and Steven C. Roberts.

On February 14, 2001, we completed the acquisition of Roberts Wireless. Messrs. Michael V. Roberts and Steven C. Roberts, who are members of our board of directors, were the sole owners of Roberts Wireless. Pursuant to the terms of the merger agreement with Roberts Wireless, upon closing of the transaction, each of Messrs. Michael V. Roberts and Steven C. Roberts was entitled to receive 6,750,000 shares of our common stock and approximately $2.0 million in cash as consideration in respect of his ownership interests in Roberts Wireless. As of April 15, 2004, Messrs. Michael V. Roberts and Steven C. Roberts owned approximately 4.74% and 5.21% of our outstanding shares of common stock, respectively. The terms of the merger agreement, including the consideration payable to Messrs. Michael V. Roberts and Steven C. Roberts, were determined on the basis of arm's length negotiations between us and Messrs. Michael V. Roberts and Steven C. Roberts. Messrs. Michael V. Roberts and Steven C. Roberts were appointed to our board of directors upon completion of the acquisition of Roberts Wireless.

In connection with the acquisition of Roberts Wireless, we entered into a number of arrangements with Messrs. Michael V. Roberts and Steven C. Roberts and certain companies affiliated with them, as described in more detail below:

•	Joint Venture Development Agreement. On October 30, 2000, Messrs. Michael V. Roberts and Steven C. Roberts entered into a joint venture development agreement with us. Pursuant to the agreement, if either Mr. Michael V. Roberts or Mr. Steven C. Roberts (each a "Project Member") undertakes an international telecommunications business venture (a "Project") and desires for us to be involved in that Project, then before the Project Member enters into a letter of intent or binding agreement of any nature with another person regarding the Project, written notice must be given to us, and we have 60 days to notify the Project Member of our desire to participate in the Project. During such 60 day period, we have the exclusive right to elect to participate in the Project. Promptly after we give a notice of participation, we, along with the Project Member, shall form a project entity and shall execute an agreement setting forth the terms, covenants, conditions and provisions for the purpose, ownership, management, financing and operating of the Project. Unless we and the Project Member agree to a different arrangement, we will have a 50% interest in each project entity and full managerial control of each project entity. Except as described above, neither the Project Members nor we are obligated to bring to the other any opportunity to participate in a Project or any activity, domestic or international.

•	Consulting Agreements. On January 29, 2001, we entered into five-year consulting agreements with each of Messrs. Michael V. Roberts and Steven C. Roberts. The consulting agreements provide each of them with an annual compensation of $125,000, which is paid in monthly installments.

•	Right of First Negotiation Agreement. On February 14, 2001, we entered into a right of first negotiation agreement with Roberts Tower, which grants Roberts Tower a right to negotiate tower leases on a "build-to-suit" basis within our present and future territory. During the term of the agreement, whenever we are or one of our subsidiaries is required to "build to suit" communications towers within the present or future territories in which we operate or it operates, as the case may be, we must notify Roberts Tower and Roberts Tower will have the exclusive right for a period of 30 days to negotiate with us to provide such towers. After such 30 day period, if we have not reached an agreement with Roberts Tower, we may obtain such tower sites from other third parties. The term of this agreement is five years. To date, there have been no material discussions between us and Roberts Tower with respect to this agreement.

•	Resale Agreement. On February 14, 2001, we entered into a resale agreement with Messrs. Michael V. Roberts and Steven C. Roberts that permits Messrs. Michael V. Roberts and Steven C. Roberts to buy air time at a discount for resale on a basis no less favorable than any other similar agreement to which we may be a party. Messrs. Michael V. Roberts and Steven C. Roberts may resell such airtime anywhere where such resales are permitted under applicable law. Any arrangement between us and Messrs. Michael V. Roberts and Steven C. Roberts for resales and use of air time will be subject to all required approvals of Sprint, Sprint Spectrum and Sprint PCS and/or any other applicable Sprint entities. The resale agreement does not set forth a limitation on its duration. To date, neither Mr. Michael V. Roberts nor Mr. Steven C. Roberts has ever purchased any air time pursuant to these agreements.

•	Master Lease Agreement. On February 14, 2001, Roberts and Roberts Tower entered into a master lease agreement, which provides for the lease from Roberts Tower by Roberts Wireless of certain buildings, towers, tanks and/or improvements thereon for the purpose of installing, operating and maintaining communications facilities and services thereon. The initial term of the master lease agreement expires in February 2006, and Roberts Wireless has the right to extend the initial term of the lease for four additional terms of five years each. The agreement provides for monthly payments aggregating to approximately $16,800 per site per year, subject to an annual adjustment of 4% per annum. Roberts Wireless subsequently assigned all of its right, title and interest in the master lease agreement to its wholly owned subsidiary, Alamosa Missouri Properties, LLC (formerly Roberts Wireless Properties, L.L.C.). For fiscal year 2003, approximately $2,785,000 in rental expense was paid to Roberts Tower under this agreement.

•	Other Payments. In addition to the specific agreements discussed above, we paid approximately $287,000 for the year ended December 31, 2003 to Roberts Tower for other items, including the lease of retail space and switching facility space and expect to pay a similar amount during fiscal year 2004.

Other Related Party Transactions.

In connection with our distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, we entered into an agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by Mr. Hart, who is one of our directors and the general manager of SPACE, a wholly owned subsidiary of South Plains Telephone Cooperative, Inc., one of our stockholders. This lease has a term of 15 years and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. During fiscal year 2003, approximately $110,000 was paid under this lease. In addition to rental, we paid approximately $24,000 to Lubbock HLH for taxes and other expenses related to the leased property during the last fiscal year and expect similar additional payments during fiscal year 2004.

Mr. Otto was an investment banker at Citigroup, which received professional fees from us for the Company's initial public offering and our past debt offerings and merger and acquisition activities. Citigroup maintains lending and investment banking relationships with us.

Equity Compensation Plan Information.

The following table presents information about our equity compensation plans as of December 31, 2003:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders:
Amended and Restated 1999 Long Term Incentive Plan (1)	9,192,434	9.51	6,207,566
Amended and Restated Employee Stock Purchase Plan (2)	—	N/A	2,076,778	(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	9,192,434	$9.51	8,284,344

(1)	The Amended and Restated 1999 Long Term Incentive Plan provides for an automatic increase of up to 800,000 in the number of shares reserved for issuance under the plan on the last day of each calendar year during the term of the plan. The automatic increase was approved by stockholders in 2001 and continues during the term of the plan.
(2)	The Amended and Restated Employee Stock Purchase Plan provides for an automatic increase of up to 200,000 in the number of shares reserved for issuance under the plan on the first day of each calendar year during the term of the plan.
(3)	On February 27, 2004, the most recent purchase date under the Amended and Restated Employee Stock Purchase Plan, participants in the plan purchased an aggregate of 1,036,251 shares. As of the date of this proxy statement, 1,040,517 shares are available for issuance under the Amended and Restated Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

The current members of the Audit Committee are Messrs. Clapp and White and Dr. McInnes.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2003 with management. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, our independent auditor, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers its independence. The Audit Committee has also discussed with PricewaterhouseCoopers our audited financial statements for the fiscal year ended December 31, 2003, including, among other things, the quality of our accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by management in its financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, as well as the other matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended.

Based on the reviews and discussions referred to in the previous paragraph, the Audit Committee recommended unanimously to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

THE AUDIT COMMITTEE:

Ray M. Clapp, Jr.                            Allen T. McInnes
Jimmy R. White

ELECTION OF DIRECTORS OF ALAMOSA
(PROPOSAL 1)

The board of directors, based on the recommendation of the Governance & Nominating Committee, has nominated Messrs. Clapp, Otto and White to be elected at the annual meeting to serve as directors for a three-year term ending at the 2007 annual meeting of stockholders and until their successors are duly elected and qualified. Each of these nominees is currently serving as a director. The terms of the remaining directors expire at the annual meetings of stockholders to be held in 2005 and 2006, as indicated above under "Board of Directors."

Each nominee has consented to being named in this proxy statement and to serve if elected. Unless otherwise instructed on such proxy, the persons named as proxies intend to vote the shares represented by each properly executed proxy for each of the three nominees standing for reelection. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the persons named as proxies reserve the right to substitute any other person, in accordance with applicable law and our governing documents.

Election of the three director nominees requires the affirmative vote of a plurality of the shares of our common stock and Series B Convertible Preferred Stock, voting together as a single class, voted at the annual meeting. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors.

Our bylaws and the bylaws of Alamosa PCS Holdings, our direct wholly owned subsidiary, contain a provision (together, the "Pass-Through Voting Provisions") which together have the effect of requiring that the shares of common stock of Alamosa (Delaware) that are owned by Alamosa PCS Holdings may only be voted by Alamosa PCS Holdings in proportion to the vote of, or as directed by the vote of, the stockholders of Alamosa. As a result of the Pass-Through Voting Provisions, Alamosa PCS Holdings, as the sole stockholder of Alamosa (Delaware), may only vote its shares of Alamosa (Delaware) stock on the election of directors of Alamosa (Delaware) in proportion to, or as directed by, a vote of the stockholders of Alamosa. The Alamosa (Delaware) board of directors is classified in the same manner as, and consists of the same eleven persons as those serving on, Alamosa's board of directors. Your vote with respect to the election of three nominees to serve on the board of directors of Alamosa will also constitute a vote to direct Alamosa PCS Holdings with respect to its vote for the election of the same three nominees to serve on the board of directors of Alamosa (Delaware).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(PROPOSAL 2)

Employee Stock Purchase Plan Overview.

Our Amended and Restated Employee Stock Purchase Plan, as amended ("ESPP"), is intended to provide our eligible employees with an opportunity to purchase shares of our common stock through payroll deductions. The ESPP is intended to comply with the requirements of Section 423 of the Code, and to assure the participants of the tax advantages provided thereby (described below in the section entitled "—U.S. Federal Income Tax Treatment"). We believe that our ability to provide our employees with the opportunity to purchase our common stock through the ESPP is an important factor in attracting, retaining and motivating our employees.

Proposed Amendment.

To ensure that we will be able to provide our employees with an adequate stock purchase opportunity under the ESPP on August 31, 2004, the next stock purchase date under the ESPP, our board of directors unanimously adopted an amendment and restatement of the ESPP on April 16, 2004, subject to approval by our stockholders, that would increase the number of shares of our common stock currently authorized for issuance under the ESPP by 200,000 shares, from 3,700,000 shares to 3,900,000 shares. We are seeking stockholder approval of the Second Amended and Restated Employee Stock Purchase Plan.

As of April 8, 2004, 1,040,517 shares of our common stock remained available for issuance under the ESPP for the next purchase date on August 31, 2004. Although the board of directors is authorized to increase the number of shares under the ESPP by up to 200,000 shares each year, the next increase may not take place prior to January 1, 2005. In addition, on February 27, 2004, the most recent purchase date under the ESPP, 153 of our employees purchased in the aggregate 1,036,261 shares of our common stock. Accordingly, stockholder approval is being sought to allow us to continue operation of the ESPP for the current purchase period and to allow us to meet our future expected needs under the ESPP for the August 2004 purchase date.

Description of the ESPP.

The following summary of the material features of the ESPP does not purport to be complete and is qualified in its entirety by reference to the specific language of the ESPP. A copy of the ESPP is included with this proxy statement as Appendix B and is available to any of our stockholders upon written request. Appendix B is the Second Amended and Restated Employee Stock Purchase Plan that would be effective if the proposed amendment and restatement receives stockholder approval.

Shares Available.    The board of directors originally authorized a total of 600,000 shares of our common stock for issuance under the ESPP, plus an additional number of shares to be added on the first day of the year beginning in 2002 and continuing until 2011, equal to the lesser of (i) 200,000 or (ii) a lesser amount determined by the board, in any case, subject to adjustment by the board in the event of a recapitalization, stock split, stock dividend or similar corporate transaction. An additional 200,000 shares were authorized for issuance under the ESPP on the first day of each of 2002 and 2003.

At our 2003 annual meeting of stockholders, our stockholders approved an amendment that increased the aggregate number of shares of our common stock then available for issuance under the ESPP from 1,000,000 to 3,500,000. An additional 200,000 shares were authorized for issuance under the ESPP on the first day of 2004 in accordance with the ESPP.

Eligibility.    All of our full-time employees and full-time employees of each of our subsidiaries, in any case, who have at least six months of service are eligible to participate in the ESPP, except that an employee will not be eligible to participate if he or she owns five percent or more of our common stock or the common stock of any of our subsidiaries. As of the date of this proxy statement, approximately 775 employees were eligible to participate in the ESPP.

Stock Purchases.    Under the ESPP, each eligible employee is permitted to purchase shares of our common stock through regular payroll deductions and/or cash payments in an aggregate amount equal to

1% to 10% of the employee's compensation for each payroll period. The fair market value of the shares of our common stock which may be purchased by any employee under this or any other plan that is intended to comply with Section 423 of the Code during any calendar year may not exceed $25,000.

The ESPP provides for a series of consecutive, overlapping offering periods that generally will be 24 months long. Successive six-month purchase periods run during each offering period. Offering periods generally commence on March 1 and September 1 of each year during the term of the ESPP, and purchase periods run from March 1 to August 31 and from September 1 to February 28, or in a leap year, to February 29.

During each offering period, participating employees are able to purchase shares of common stock with payroll deductions at a purchase price equal to 85% of the fair market value of the common stock at either the beginning of each offering period or the end of each purchase period within the offering period, whichever price is lower.

To the extent permitted by applicable laws, regulations or stock exchange or national or international quotation system rules, if the fair market value of the shares at the end of any purchase period is lower than the fair market value of the shares on the date the related offering period began, then all participants in that offering period are automatically withdrawn from the offering period immediately after the exercise of their option on the date the purchase period ends. The participants are then automatically re-enrolled in the immediately following offering period when that offering period begins.

The options granted to a participant under the ESPP are not transferable otherwise than by will or the laws of descent and distribution and are exercisable, during the participant's lifetime, only by the participant.

Change of Control.    Unless otherwise determined by the board of directors, if a change of control occurs during the term of the ESPP, any offering period then in effect will terminate. Generally, a change of control will occur for purposes of the ESPP if (i) stockholders approve any plan or proposal for the liquidation or dissolution of Alamosa, (ii) continuing directors (other than those approved) cease to constitute a majority of the board or directors, (iii) certain mergers, consolidations and share exchanges occur, or (iv) there is a sale of substantially all of Alamosa's assets.

Amendment / Termination of Plan.    Our board of directors may from time to time amend or terminate the ESPP, provided that no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and, to the extent required by Section 423 of the Code or any other law, regulation or stock exchange or national or international quotation system rule, no such amendment will be effective without the approval of stockholders entitled to vote thereon. Additionally, our board of directors may make such amendments as it deems necessary to comply with applicable laws, rules and regulations. The ESPP expires on April 1, 2011.

New Plan Benefits.    Since the amount of benefits to be received by each participant in the ESPP is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under the plan in any particular year is not determinable.

Stock Issuances.    The table below shows, as to each of our executive officers named in the Summary Compensation Table and the various indicated groups, the number of shares of common stock purchased under the ESPP from the date of inception of the ESPP to February 27, 2004, the most recent purchase date under the ESPP.

Name	Number of Shares Purchased
David E. Sharbutt	122,939
Kendall W. Cowan	124,040
Steven A. Richardson	8,866
Anthony M. Sabatino	12,777
Margaret Z. Couch	50,157
Loyd I. Rinehart	118,929
All Non-Employee Directors as a Group (9 persons)	0
All Executive Officers as a Group (6 persons)	437,708
All Employees, Including all Current Officers who are not Executive Officers as a Group (360 persons)	2,221,775

U.S. Federal Income Tax Treatment.    The following discussion is a brief summary of certain relevant U.S. federal income tax effects applicable to awards under the ESPP. This summary is not intended to be exhaustive or to constitute tax advice and, among other things, does not describe state, local or foreign income and other tax consequences. Reference should be made to the Code and the regulations and interpretations thereunder for a complete statement of all relevant U.S. federal income tax consequences. Accordingly, a participant should consult a tax adviser with respect to the tax aspects of transactions under the ESPP. For purposes of this discussion, the right to purchase shares under the ESPP is described as an option.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Assuming such qualification, a participant will not recognize any taxable income as a result of participating in the ESPP, exercising options granted pursuant to the ESPP or receiving shares purchased pursuant to such options. A participant may, however, be required to recognize taxable income as described below.

If a participant disposes of any share purchased pursuant to the ESPP after the later to occur of (i) two years from the grant date for the related option and (ii) one year after the exercise date for the related option (such disposition, a "Qualifying Transfer"), or if he or she dies (whenever occurring) while owning any share purchased under the ESPP, the participant generally will recognize compensation income, for the taxable year in which such disposition or death occurs, in an amount equal to the lesser of (i) the excess of the market value of the disposed share at the time of such disposition over its purchase price, and (ii) 15% of the market value of the disposed share on the grant date for the option to which such disposed share relates. In the case of a Qualifying Transfer, (a) the basis of the disposed share will be increased by an amount equal to the amount of compensation income so recognized, and (b) the participant will recognize a capital gain or loss, as the case may be, equal to the difference between the amount realized from the disposition of the shares and the basis for such shares.

If the participant disposes of any share other than by a Qualifying Transfer, the participant generally will recognize compensation income in an amount equal to the excess of the market value of the disposed share on the date of disposition over its purchase price. In such event, we will be entitled to a tax deduction equal to the amount of compensation income recognized by the participant. Otherwise, we will not be entitled to any tax deduction with respect to the grant or exercise of options under the ESPP or the subsequent sale by participants of shares purchased pursuant to the ESPP. A transfer by the estate of the participant of shares purchased by the participant under the employee stock purchase plan has the same federal income tax effects on us as a Qualifying Transfer.

Vote Required for Adoption of Amendment and Restatement of the ESPP.

Approval of the adoption of the amendment and restatement of the ESPP requires the affirmative vote of at least a majority of the outstanding shares of our common stock and Series B Convertible Preferred Stock, voting together as a single class, present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Should stockholder approval for the amendment not be obtained, then no purchases of our common stock will be made that, in the aggregate, exceed the amount then available for issuance under the ESPP.

Abstentions will have the same effect as a vote against the proposal to approve the amendment and restatement of the ESPP, but "broker non-votes," if any, will have no effect on such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE ESPP.

RATIFICATION OF AUDITORS
(PROPOSAL 3)

At the recommendation of the Audit Committee, our board of directors has selected PricewaterhouseCoopers LLP to serve as the independent accountants of Alamosa for the 2004 fiscal year. Although stockholder ratification of our board of directors' action in this respect is not required, the board of directors considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders do not ratify the selection, may reconsider its selection. Ratification of the appointment of independent accountants of Alamosa requires the affirmative vote of at least a majority of the outstanding shares of our common stock and Series B Convertible Preferred Stock, voting together as a single class, present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. With respect to the ratification of the appointment of the independent accountants of Alamosa, abstentions from voting will have the same effect as voting against the proposal and "broker non-votes," if any, will be disregarded and have no effect on the outcome of the vote.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

We have been informed by PricewaterhouseCoopers LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in us or any of our affiliates.

Principal Accounting Fees and Services (dollars in thousands).

Fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002 were as follows:

Audit Fees.    The aggregate fees billed for the audit of our consolidated financial statements for the years ended December 31, 2003 and 2002 and for the reviews of the consolidated financial statements included in Alamosa's Quarterly Reports on Form 10-Q and for other attest services primarily related to financial accounting consultations, comfort letters and consents related to SEC and other registration statements were $1,074 and $697, respectively. Included in these amounts are $393 and $20, respectively, specifically related to consents related to registration statements and services performed related to debt offerings.

Audit-Related Fees.    The aggregate fees billed for audit-related services for the years ended December 31, 2003 and 2002 were $191 and $170, respectively. These fees primarily relate to audits of employee benefit plans and accounting consultation for contemplated transactions.

Tax Fees.    The aggregate fees billed for tax services for the years ended December 31, 2003 and 2002 were $278 and $504, respectively. These fees relate to tax compliance, tax advice and tax planning.

All Other Fees.    The aggregate fees for services not included above for the years ended December 31, 2003 and 2002 were $80 and $315, respectively. The fees in both years relate to services to improve business and operational processes.

The Audit Committee considered the non-audit services provided by PricewaterhouseCoopers LLP and determined that the provision of such services was compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee also adopted a policy prohibiting Alamosa from hiring at the manager or partner level PricewaterhouseCoopers LLP personnel who have been directly involved in performing auditing procedures or providing accounting advice to Alamosa.

The Audit Committee is responsible for appointing our independent auditor and approving the terms of the independent auditor's services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.

The services performed by the independent auditor are pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. The Audit Committee's policy describes the permitted audit, audit-related, tax and other services that the independent auditor may perform. The policy requires that prior to the beginning of each year, a description of the services anticipated to be performed by the independent auditor be presented to the Audit Committee for approval.

Services provided by the independent auditor during the ensuing fiscal year were pre-approved in accordance with the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax and other services not contemplated in the description of the services at the beginning of the year must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the following regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date, as compared to the original description of the services anticipated to be performed and the forecast of remaining services and fees for the year. The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS ALAMOSA'S INDEPENDENT ACCOUNTANTS.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2005

Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by Alamosa. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2005 annual meeting of stockholders if they are received by Alamosa on or before December 22, 2004. Stockholder proposals must be directed to the Corporate Secretary, Alamosa Holdings, Inc., at 5225 S. Loop 289, Lubbock, Texas 79424. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by Alamosa not later than the last date for submission of stockholder proposals under our bylaws. In order for a proposal to be "timely" under our bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of Alamosa's bylaws, not later than March 9, 2005 and not earlier than February 7, 2005; provided, however, in the event that the 2005 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after June 2, 2005, a proposal by a stockholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to the 2005 annual meeting of stockholders and (ii) the tenth day following the date on which public announcement of the date of the 2005 annual meeting of stockholders is first made.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our Annual Report on Form 10-K is not incorporated into this proxy statement and shall not be deemed to be solicitation material. Alamosa hereby undertakes to provide to any recipient of this proxy statement, upon his or her request and payment of a fee of $0.25 per page to reimburse Alamosa for its expenses in connection therewith, a copy of any of the exhibits to our Annual Report on Form 10-K. Requests for such copies should be directed in writing to Jon D. Drake, Director of Investor Relations, Alamosa Holdings, Inc., at 5225 S. Loop 289, Lubbock, Texas 79424.

OTHER MATTERS

Our board of directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the persons named as proxies to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Kendall W. Cowan Chief Financial Officer and Secretary

April 19, 2004
Lubbock, Texas

APPENDIX A: AUDIT COMMITTEE CHARTER

CHARTER
OF THE
AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS OF ALAMOSA HOLDINGS, INC.

I. PURPOSE OF THE COMMITTEE

The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, (a) assisting the Board's oversight of (i) the Company's compliance with legal and regulatory requirements, (ii) the Company's independent auditors' qualifications and independence, and (iii) the performance of the Company's independent auditors and the Company's internal audit function, (b) preparing the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the "SEC") for inclusion in the Company's annual proxy statement and (c) overseeing the accounting and financial reporting processes of the Company and its subsidiaries and the audits of the financial statements of the Company.

II. COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to, and the composition of the Committee shall comply with, the requirements of the New York Stock Exchange, or other applicable stock exchange or national quotation system, and the rules and regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the "Act").

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Company's annual proxy statement.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson. Each member of the Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee must be designated by the Board to be the "audit committee financial expert," as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the "Act").

Any vacancy on the Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. No member of the Committee shall be removed except by majority vote of the Board.

III. MEETINGS OF THE COMMITTEE

The Committee shall meet once every fiscal quarter or more frequently as it shall determine is necessary to carry out its duties and responsibilities. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately on a periodic basis with (i) management, (ii) the head of the Company's internal auditing department or other person responsible for the internal audit function and (iii) the Company's independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe should be discussed privately.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

The Committee shall maintain minutes of its meetings and records relating to those meetings and provide copies of such minutes to the Board.

IV. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The following are within the authority of the Committee:

Selection, Evaluation and Oversight of the Auditors

(a)    Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and ensure that each such registered public accounting firm reports directly to the Committee;

(b)    Review and, in its sole discretion, approve in advance the Company's independent auditors' annual engagement letter, including the proposed fees contained therein, as well as (i) reviewing all audit and, as provided in Rule 2-01 of Regulation S-X, all permitted non-audit engagements and relationships between the Company and such auditors (which approval may be made after receiving input from the Company's management), and/or (ii) adopting policies and procedures of the Committee that provide for the automatic pre-approval of specified services to be provided by the Company's auditors. Approval of audit and permitted non-audit services may also be made by one or more members of the Committee as shall be designated by the Committee and the person(s) granting such approval shall report such approval to the Committee at the next scheduled meeting;

(c)    Review the performance of the Company's independent auditors, including the lead partner and reviewing partner of the independent auditors, and, in its sole discretion (subject, if applicable, to stockholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

(d)    Obtain at least annually from the Company's independent auditors and review a report describing:

(i)	obtaining and reviewing from the Corporation's independent auditors a formal written statement delineating all relationships between the independent auditors and the Corporation, consistent with Independence Standards Board Standard 1;

(ii)	the independent auditors' internal quality-control procedures;

(iii)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

(iv)	all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category);

The Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner and the reviewing partner of the independent auditors, and its views on whether there should be a regular rotation of the independent auditors, to the Board.

(e)    Oversee the independence of the Company's independent auditors by, among other things:

(i)	actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and taking, or recommending that the Board take, appropriate action to satisfy itself of the auditors' independence;

(ii)	monitoring compliance by the Company's auditors with the audit partner rotation requirements contained in the rules and regulations of the SEC;

(iii)	monitoring compliance by the Company and the Company's auditors with the employee conflict of interest requirements contained in the rules and regulations of the SEC;

(iv)	engaging in a dialogue with the Company's auditors to confirm that audit partner compensation is consistent with the rules and regulations of the SEC; and

(v)	considering whether there should be a regular rotation of the Company's independent auditors;

Oversight of Annual Audit and Quarterly Reviews

(f)    Review and accept, if appropriate, the annual audit plan of the Company's independent auditors, including the scope of audit activities and all critical accounting policies and practices to be used, and monitor such plan's progress and results during the year;

(g)    Review the results of the year-end audit of the Company, including any comments or recommendations of the Company's independent auditors;

(h)    Review with management, the Company's independent auditors and, if appropriate, the head of the Company's internal auditing department, the following:

(i)	the Company's annual audited financial statements and quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any major issues related thereto;

(ii)	critical accounting policies and such other accounting policies of the Company as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body, including any financial reporting issues which could have a material impact on the Company's financial statements;

(iii)	major issues regarding accounting principles and financial statements presentations, including (A) any significant changes in the Company's selection or application of accounting principles and (B) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative generally accepted accounting principles methods on the Company's financial statements;

(iv)	all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors;

(v)	all other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and

(vi)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(i)    Resolve all disagreements between the Company's independent auditors and management regarding financial reporting;

(j)    Review on a regular basis with the Company's independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management's response with respect thereto, any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent auditors the following:

(i)	any accounting adjustments that were noted or proposed by the independent auditors but were rejected by management (as immaterial or otherwise);

(ii)	any communications between the audit team and the independent auditor's national office respecting auditing or accounting issues presented by the engagement; and

(iii)	any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditors to the Company;

(k)    Confirm that the Company's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Company's independent auditors;

Oversight of the Financial Reporting Process and Internal Controls

(l)    Review:

(i)	the adequacy and effectiveness of the Company's accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Company's internal audit function, through inquiry and discussions with the Company's independent auditors and management of the Company; and

(ii)	the yearly report prepared by management, and attested to by the Company's independent auditors, assessing the effectiveness of the Company's internal control structure and procedures for financial reporting and stating management's responsibility to establish and maintain such structure and procedures, prior to its inclusion in the Company's annual report;

(m)    Review with the Company's chief executive officer, chief financial officer and independent auditors, periodically, the following:

(i)	all significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, including any material weaknesses in internal controls identified by the Company's independent auditors;

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and

(iii)	any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses;

(n)    Review with management the Company's administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies, and evaluate whether the Company is operating in accordance with its prescribed policies, procedures and codes of conduct;

(o)    Receive periodic reports from the Company's independent auditors and management of the Company to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company;

(p)    Establish and maintain free and open means of communication between and among the Board, the Committee, the Company's independent auditors, the Company's internal auditing department and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

(q)    Review the type and presentation of information to be included in the Company's earnings press releases (especially the use of "pro forma" or "adjusted" information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance);

(r)    Establish clear hiring policies by the Company for employees or former employees of the Company's independent auditors;

Miscellaneous

(s)    Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, assess and manage the Company's exposure to risk, as well as the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

(t)    Meet, as appropriate, with the Company's outside counsel, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Company, and (ii) any matters involving potential or ongoing material violations of law by the Company or its directors, officers, employees or agents or breaches of fiduciary duty to the Company;

(u)    Prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement;

(v)    Obtain from the Company's independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934;

(w)    Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(x)    Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Company;

(aa)    Report regularly to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function;

(bb)    Prepare and review with the Governance & Nominating Committee an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this charter, and set forth the goals and objectives of the Committee for the upcoming year. The evaluation should include a review and assessment of the adequacy of the Committee's charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report; and

(cc)    Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

* * *

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) statements made by management or third parties as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

Nothing in this charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under the applicable laws of Delaware, which shall continue to set the legal standard for the conduct of the members of the Committee.

* * * * * * * * * * * *

APPENDIX B: SECOND AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

SECOND AMENDED AND RESTATED
ALAMOSA HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The Alamosa Holdings, Inc. Employee Stock Purchase Plan was established for the benefit of employees of Alamosa Holdings, Inc., a Delaware corporation (the "Company"), and its Designated Subsidiaries. The Alamosa Holdings, Inc. Employee Stock Purchase Plan was amended and restated effective _______ __, 2004 (the "Plan"). The Plan is intended to provide the employees of an Employer with an opportunity to purchase common shares, par value $0.01, of the Company (the "Shares"). It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

2. Definitions.

a. "Board" shall mean the Board of Directors of the Company.

b. "Change in Capitalization" shall mean any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, share dividend, share split or reverse share split, combination or exchange of shares, repurchase of Shares, change in corporate structure or otherwise.

c. "Change of Control" means any of the following: (i) Continuing Directors cease to constitute at least fifty percent (50%) of the members of the Board; (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iii) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Company Shares would be converted into cash, securities or other property; or (iv) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; provided, however, that a transaction described in clause (iii) or (iv) shall not constitute a Change in Control hereunder if after such transaction (I) Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the continuing, surviving or acquiring entity, as the case may be or, if such entity has a parent entity directly or indirectly holding at least a majority of the voting power of the voting securities of the continuing, surviving or acquiring entity, Continuing Directors constitute at least fifty percent (50%) of the members of the Board of Directors of the entity that is the ultimate parent of the continuing, surviving or acquiring entity, and (II) the continuing, surviving or acquiring entity (or the ultimate parent of such continuing, surviving or acquiring entity) assumes all outstanding options under this Plan; provided, further, that a transaction described in clause (iv) shall not constitute a Change in Control hereunder if such transaction occurs upon or as a result of a default by the Company or any of its affiliates under (a) any credit agreement or related agreement among the Company or any of its affiliates or successors and Nortel Networks Inc. or any other lender, whether or not such credit agreement or related agreement exists on the date of this Plan, or (b) any management agreement or related agreement among the Company any or any of its affiliates or successors and Sprint Spectrum, LP, SprintCom, Inc., WirelessCo, LP, Sprint Communications Company, LP or any of their affiliates or successors, whether or not such management agreement or related agreement exists on the date of this Plan. "Continuing Directors" means Board members who (x) at the date of this Plan were directors or (y) become directors after the date of this Plan and whose election or nomination for election by the Company's stockholders was approved by a vote of a majority of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved.

d. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

e. "Committee" shall mean the Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

f. "Company" shall mean Alamosa Holdings, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

g. "Compensation" shall mean any earnings reportable as W-2 wages for Federal income tax withholding purposes and any elective contributions made by the Participant's Employer on the Participant's behalf to the Alamosa PCS Contributions Savings Plan (or any successor plan thereto).

h. "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee's Employer, if such leave is for a continuous period of not more than one year or re-employment upon the expiration of such leave is guaranteed by contract or statute.

i. "Designated Subsidiaries" shall mean the subsidiaries of the Company which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan, which may include corporations which become subsidiaries of the Company after the adoption of the Plan.

j. "Employee" shall mean any person, including an officer, who as of an Offering Date has been regularly employed on a full-time basis by the Company, a wholly owned Subsidiary of the Company or a Designated Subsidiary of the Company for at least six months; provided, however, that an Employee shall not include any individual whose customary period of employment is for five months or less in any calendar year.

k. "Employer" shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company, a wholly owned Subsidiary of the Company or a Designated Subsidiary of the Company.

l. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

m. "Exercise Date" shall mean the last business day of each Purchase Period, except as the Committee may otherwise provide.

n. "Fair Market Value" per Share as of a particular date shall mean (i) the closing sales price per Share on such date, as reported by the Composite Transactions reporting system or if not so reported, as reported by the New York Stock Exchange or (ii) in the event the Shares are not traded on such date, the closing price per Share, as so reported in the immediately preceding date on which trading occurred, or if not so reported, as reported by any national securities exchange on which the Shares are listed.

o. "Offering Date" shall mean the first Trading Day of each Offering Period of the Plan. The Offering Date of an Offering Period is the grant date for the options offered in such Offering Period.

p. "Offering Period" shall mean a period as described in Section 4 hereof.

q. "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

r. "Participant" shall mean an Employee who participates in the Plan.

s. "Plan" shall mean the Alamosa Holdings, Inc. Employee Stock Purchase Plan, as amended from time to time.

t. "Plan Year" shall mean the calendar year.

u. "Purchase Period" shall mean each approximately six-month period, within an Offering Period, commencing on the Trading Day next following the last previous Exercise Date in such Offering Period and ending with the next Exercise Date in such Offering Period, except that the first Purchase Period of any Offering Period shall commence on the first Trading Day of such Offering Period and end with the next Exercise Date. The first Purchase Period of the first Offering Period under the Plan shall commence on April 2, 2001 and shall end on August 31, 2001.

v. "Shares" shall mean shares of the common stock, par value $.01 per share, of the Company.

w. "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

x. "Trading Day" shall mean a day on which national stock exchanges and the NASDAQ system are open for trading.

y. "Year of Service" shall mean each successive period of twelve consecutive months (from an Employee's original employment date) during which the Employee's hours of employment are 1,000 hours or more.

3. Eligibility.

a. Subject to the requirements of Section 3.b. hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date.

b. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, (i) such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent of the Company, or (ii) such Employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company would accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time. Any amounts received from an Employee which cannot be used to purchase Shares as a result of this limitation will be returned as soon as possible to the Employee without interest.

4. Offering Periods. The Plan shall be implemented by a series of consecutive, overlapping Offering Periods. The first such Offering Period shall commence on the first Trading Day on or following April 1, 2001 and end on the last Trading Day on or before February 28, 2003. Unless otherwise determined by the Committee, each subsequent Offering Period shall have a duration of two years, commencing on the first Trading Day on or after March 1 and September 1 of each year. The Plan shall continue until terminated in accordance with Section 19 hereof. Subject to Section 19 hereof, the Committee shall have the power to change the duration and/or the frequency of Offering Periods and/or Purchase Periods with respect to future offerings and shall use its best efforts to notify Employees of any such change at least 15 days prior to the scheduled beginning of the first Offering Period to be affected. In no event shall any option granted hereunder be exercisable more than 27 months from its date of grant.

To the extent permitted by any applicable laws, regulations, or stock exchange or national or international quotation system rules, if the Fair Market Value of the Shares on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Shares on the Offering Date of such Offering Period, then all Participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

5. Grant of Option; Participation; Price.

a. On each Offering Date the Company shall commence an offering by granting each eligible Employee an option to purchase Shares, subject to the limitations set forth in Sections 3.b. and 11 hereof. Each option so granted shall be exercisable for the number of Shares described in Section 8 hereof and shall be exercisable only on the Exercise Date.

b. Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period by filing a subscription agreement with his or her Employer authorizing payroll deductions in accordance with Section 6 hereof and filing it with the Company or the Employer in accordance with the form's instructions at least ten business days prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Committee for all Employees with respect to a given offering. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant by giving written notice to his or her Employer prior to the next occurring Exercise Date. Additionally, a Participant may participate to a greater extent by authorizing reinvestment of dividends on the Shares held in his or her account (by giving written notice to the Company) or, if authorized by the Committee for all Participants, by making cash payments to be credited to his or her account under the Plan in accordance with Section 6 hereof.

c. The option price per Share subject to an offering shall be 85% of the Fair Market Value of a Share on (i) the Offering Date or (ii) the Exercise Date, whichever is lower.

6. Payroll Deductions and Cash Payments

a. Subject to Section 5.b. hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from one percent to ten percent of such Participant's Compensation each pay period (the permissible range within such percentages to be determined by the Committee from time to time). A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time but not more frequently than once each Purchase Period, by filing a new authorization form with his or her Employer. All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan.

b. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.b. hereof, a Participant's payroll deductions may be decreased to 0% at any time during a Purchase Period. Payroll deductions shall automatically recommence at the rate provided in such Participant's subscription agreement (prior to the reduction) at the start of the first Purchase Period commencing in the following calendar year.

c. A Participant may withdraw from the Plan as provided in Section 9, which will terminate his or her payroll deductions for the Purchase Period in which such withdrawal occurs. A Participant may increase or decrease the rate (0-10%) of his or her payroll deductions during an Offering Period by completing and filing with the Employer a new subscription agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of rate changes by a Participant during an Offering Period. A change in rate shall be effective as of the next payroll period following the date of filing of the new subscription agreement. If a Participant's payroll deduction rate at the end of the Offering Period is 0%, such Participant shall be required to increase the payroll deduction rate to participate in any subsequent Offering Period.

7. Exercise of Option.

a. Unless a Participant withdraws from the Plan as provided in Section 9 hereof, or unless the Committee otherwise provides, such Participant's election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (excluding any fractional Share) subject to such option will be purchased for such Participant at the applicable option price with (i) the accumulated payroll deductions, (ii) cash dividends paid on Shares which have been credited to the Participant's account under the Plan pursuant to Section 10 hereof, and (iii) any additional cash payments made by the Participant and credited to the Participant's account under the Plan in accordance with Section 6 hereof.

b. Any cash balance remaining in a Participant's account after an Exercise Date will be carried forward to the Participant's account for the purchase of Shares on the next Exercise Date if the Participant has elected to continue to participate in the Plan. Otherwise the Participant will receive a cash payment equal to the cash balance of his or her account.

c. The Shares purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan as of the Exercise Date and shall be deemed to be transferred to the Participant on such date (except that no Shares purchased during the first Offering Period hereunder shall be credited to the Participant's account until payment of the aggregate option price has been completed within the Offering Period). Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to such Shares upon their being credited to the Participant's account.

8. Delivery of Shares.

a. As promptly as practicable after receipt by the Company of a written request for withdrawal of Shares from any Participant, the Company shall arrange the delivery to such Participant of a share certificate representing the Shares in the Participant's account which the Participant requests to withdraw. Subject to Section 8.b. hereof, withdrawals may be made no more frequently than once each Offering Period. Shares received upon share dividends or share splits shall be treated as having been purchased on the Exercise Date of the Shares to which they relate.

b. Notwithstanding anything in Section 8.a. hereof to the contrary, Shares may be withdrawn by a Participant more than once during an Offering Period under the following circumstances: (i) within 60 days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion.

9. Withdrawal; Termination of Employment.

a. A Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase Shares (including, without limitation, the payroll deductions, cash dividends and cash payments credited to such Participant's account) by giving written notice to the Company prior to the next occurring Exercise Date. All such payroll deductions, cash dividends and cash payments credited to such Participant's account shall be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares will be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period shall be distributed to the Participant.

b. Upon termination of a Participant's Continuous Status as an Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions, cash dividends and cash payments credited to such Participant's account that have not been used to purchase Shares (and, as to the first Offering Period, any such amounts credited to the account for partial payment for Shares as to which payment has not been completed) shall be returned (and any future cash dividends shall be distributed) to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Section 13 hereof, and such Participant's option will be automatically terminated.

c. A Participant's withdrawal from an Offering Period will not have any effect upon such Participant's eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

10. Dividends and Interest.

a. Cash dividends paid on Shares held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions (and cash contributions, if any) to purchase Shares on the Exercise Date. Dividends paid in Shares or share splits of the Shares shall be credited to the accounts of Participants. Dividends paid in property other than cash or Shares shall be distributed to Participants as soon as practicable.

b. No interest shall accrue on or be payable with respect to any cash amount credited to a Participant under the Plan.

11. Shares.

a. Subject to adjustment as provided in Section 17 hereof, the maximum number of Shares which shall be reserved for sale under the Plan shall be 3,900,000 Shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2005 equal to the lesser of (i) 200,000 Shares or (ii) such lesser amount determined by the Committee. Such Shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company. If the total number of Shares which would otherwise be subject to options granted pursuant to Section 5.a. hereof on an Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option Shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

b. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

12. Administration. The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer's Employees. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

13. Designation of Beneficiary.

a. A Participant may file with the Company, on forms supplied by the Company, a written designation of a beneficiary who is to receive any Shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.

b. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company, on forms supplied by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

14. Transferability. Neither payroll deductions, dividends, dividend reinvestments or cash payments credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Section 13 hereof). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9 hereof.

15. Use of Funds. All payroll deductions, dividends, reinvested dividends and additional cash payments received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

16. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, dividends, dividend reinvestments and additional cash payments, the per Share purchase price, the number of Shares purchased, the aggregate Shares in the Participant's account and the remaining cash balance, if any.

17. Effect of Certain Changes. In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of

Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, Offering Periods shall terminate unless otherwise provided by the Committee.

18. Term of Plan. Subject to the Board's right to discontinue the Plan (and thereby end its Term) pursuant to Section 19 hereof, the Term of the Plan (and its last Offering Period) shall end on the tenth anniversary of the commencement of the first Offering Period. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants' accounts under the Plan shall be delivered to the respective Participant (or the Participant's legal representative) as soon as practicable.

19. Amendment to and Discontinuance of Plan. The Board may at any time amend, suspend or discontinue the Plan. Except as provided in Section 17 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Rule 16b-3 under the Exchange Act or Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange or national or international quotation system rule.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Regulations and Other Approvals; Governing Law.

a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

b. The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

c. To the extent applicable hereto, the Plan is intended to comply with Rule 16b-3 under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

22. Withholding of Taxes. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

23. Effective Date. The Plan shall be effective as of April 1, 2001, subject to the approval of the Plan by the shareholders of the Company within 12 months before or after the date the Plan is adopted.

APPENDIX C: FORM OF PROXY

1.	Election of directors.

01 Ray M. Clapp, Jr.
02 John F. Otto, Jr.
03 Jimmy R. White

FOR all nominees listed (except as indicated)*	WITHHOLD AUTHORITY for all nominees listed

*	INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THAT INDIVIDUAL'S NAME.

2.	Approval of an amendment and restatement of our Amended and Restated Employee Stock Purchase Plan to authorize for issuance an additional 200,000 shares of our common stock.

FOR	AGAINST	ABSTAIN

3.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the 2004 fiscal year.

FOR	AGAINST	ABSTAIN

4.	The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the Annual Meeting.

Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure access to your proxy materials, statements, tax documents and other important stockholder correspondence.

The undersigned hereby acknowledges receipt of the Company's Annual Report for the fiscal year ended December 31, 2003 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

Dated: ________________________________________________________, 2004

__________________________________________________________________

Signature

______________________________________________________________________________

Signature if held jointly

Please sign exactly as your name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

▾ FOLD AND DETACH HERE ▾

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/apcs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ALAMOSA HOLDINGS, INC.

The undersigned stockholder(s) of Alamosa Holdings, Inc., a Delaware corporation (the "Company"), hereby appoints Loyd I. Rinehart and Jon D. Drake and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock, par value $0.01 per share, and Series B Convertible Preferred Stock, par value $0.01 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Lubbock Country Club, 3400 Mesa Road, Lubbock, Texas, on June 2, 2004 and at any and all adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting"), with all the powers the undersigned would possess if personally present at the Annual Meeting, as directed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" EACH OF PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

(Continued and to be marked, dated and signed, on the other side)

  Address Change/Comments (Mark the corresponding box on the reverse side)

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

▾ FOLD AND DETACH HERE ▾

You can now access your Alamosa Holdings, Inc. account online.

Access your Alamosa Holdings, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Alamosa Holdings, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status

•	View certificate history

•	View book-entry information

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
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